EXECUTION COPY

Exhibit 10.1

$300,000,000

CREDIT AGREEMENT

Dated as of August 31, 2005,

Among

AQUILA, INC.

as Borrower

and

THE BANKS NAMED HEREIN

as Banks

and

UNION BANK OF CALIFORNIA, N.A.

as Administrative Agent

and

UNION BANK OF CALIFORNIA, N.A.

as Issuing Bank

______________________________________________________

UNION BANK OF CALIFORNIA, N.A.

as Sole Lead Arranger

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i

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ii

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Exhibits

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B	-	Form of Notice of Conversion
EXHIBIT C	-	Form of Lender Assignment
EXHIBIT D	-	Form of Officer's Certificate
EXHIBIT E	-	Form of Secretary's Certificate
EXHIBIT F	-	Form of Letter of Credit
EXHIBIT G	-	Form of Promissory Note
EXHIBIT H	-	Form of Request for Issuance

Schedules

SCHEDULE 1.01A	Commitments
SCHEDULE 1.01B	Applicable Lending Offices
SCHEDULE 1.01C	Litigation
SCHEDULE 1.01D	Certain Liens
SCHEDULE 6.01(c)	Governmental Approvals
SCHEDULE 7.01(d)	Consents, Authorizations, Filings and Notices
SCHEDULE 7.01(h)	Title Exceptions
SCHEDULE 7.01(p)	Significant Subsidiaries
SCHEDULE 8.02(e)(iii)	Cash Equivalents

iii

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CREDIT AGREEMENT

Dated as of August 31, 2005

THIS CREDIT AGREEMENT is made by and among:

(i)	Aquila, Inc., a Delaware corporation (the "Borrower"),
(ii)	the banks (the "Banks") listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto, and
(iii)	Union Bank of California, N.A. ("Union Bank"), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders hereunder, as Issuing Bank and Sole Lead Arranger.

PRELIMINARY STATEMENTS

The Borrower has requested the Banks to provide the credit facilities hereinafter described in the amounts and on the terms and conditions set forth herein. The Banks have so agreed on the terms and conditions set forth herein, and the Administrative Agent has agreed to act as agents for the Lenders on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"2005 Series A Mortgage Bond" means the Borrower's 2005 Series A Mortgage Bond, due the Final Maturity Date, issued to the Administrative Agent under the Indenture of Mortgage and Deed of Trust.

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"ABR Loan" means a Loan that bears interest as provided in Section 3.05(b)(i).

"Acquired Debt" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person

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merging with or into, or becoming a Subsidiary of, such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Additional Amounts" has the meaning assigned to that term in Section 5.06(g).

"Administrative Agent" has the meaning assigned to that term in the preamble hereto.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agreement" means this Credit Agreement.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

"Applicable Lending Office" means, with respect to each Lender, (i) such Lender's Domestic Lending Office, in the case of an ABR Loan, and (ii) such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

"Applicable Margin" means, for any day, with respect to any Eurodollar Rate Loan or ABR Loan, as the case may be, the applicable percentage per annum set forth below under the caption "Eurodollar Margin" or "ABR Margin", respectively, based upon the ratings, if any, by S&P and Moody's applicable on such date to the Index Debt or, if the Index Debt is unrated on such date, the Applicable Margins for "Category 7" below:

	Eurodollar Margin	ABR Margin
Category 1 BBB- or higher by S&P and Baa3 or higher by Moody's	0.875%	0.00%

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Category 2 BB+ or higher by S&P and Ba1 or higher by Moody's	1.125%	0.125%
Category 3 BB or higher by S&P and Ba2 or higher by Moody's	1.375%	0.375%
Category 4 BB- or higher by S&P and Ba3 or higher by Moody's	1.500%	0.500%
Category 5 B+ or higher by S&P and Ba3 or higher by Moody's or BB- or higher by S&P and B1 or higher by Moody's	1.750%	0.750%
Category 6 B+ or higher by S&P and B1 or higher by Moody's	2.000%	1.000%
Category 7 B or lower by S&P or B2 or lower by Moody's or Unrated	2.250%	1.250%

Notwithstanding the foregoing:

(A) If more than one Category is applicable at any one time, the Applicable Margin shall be based on the applicable Category having the lowest number (e.g., Category 1 is lower than Category 2).

(B) During the ninety (90) day period commencing on the Closing Date, if the Borrower had begun the rating process prior to the Closing Date but Moody's or S&P does not yet have in effect a rating for the Index Debt, then such rating agency shall be deemed to have established a rating in Category 4 (the "Assumed Ratings"); provided, however, (i) if the actual ratings received after the Closing Date are higher than the Assumed Ratings, the Applicable Margin will be adjusted on a prospective basis as of the date the actual ratings are received; (ii) if the actual ratings are received within sixty (60) days after the Closing Date and

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are lower than the Assumed Ratings, the Applicable Margin will be adjusted on a prospective basis as of the date that the actual ratings are received; (iii) if the actual ratings are received more than sixty (60) days after the Closing Date (but fewer than ninety (90) days after the Closing Date) and are lower than the Assumed Ratings (or if, as of the ninetieth (90th) day after the Closing Date, the ratings have not been received), the Applicable Margin will be adjusted retroactively to the date of the Closing Date.

(C) Each of the foregoing Applicable Margins shall be increased by 2.00% per annum upon the occurrence and during the continuance of an Event of Default.

The Applicable Margins shall be increased or decreased in accordance with this definition upon any change in the applicable ratings of the Index Debt, and such increased or decreased Applicable Margins shall be effective from the date of announcement of any such new ratings. The Borrower agrees to notify the Administrative Agent promptly after each change in any rating of the Index Debt. If the rating system of Moody's or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

"Applicable Rate" means:

(i)           in the case of each ABR Loan, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and

(ii)          in the case of each Eurodollar Rate Loan comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.

"Asset to Loan Ratio" means as of any time, the ratio of (a) the book value of the Mortgaged Property, to (b) the sum, without duplication, of (i) the aggregate amount of the Extensions of Credit outstanding, (ii) the aggregate amount of the Borrower's other Indebtedness that is secured by Liens on the Mortgaged Property, (iii) the aggregate amount of any payment obligations of the Borrower that is secured by Liens on the Mortgaged Property, and (iv) with respect to any sale-leaseback transaction entered with respect to the Mortgaged Property, the amount agreed upon with the Administrative Agent, provided, however, that the amounts described in clauses (a) and (b) of this definition shall exclude the Mortgaged Property described in Schedule 1.01D and the Liens thereon.

"Available Commitment" means, the Available Tranche 1 Commitment or the Available Tranche 2 Commitment, or both, as the context requires.

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"Available Tranche 1 Commitment" means, for each Lender on any day, the unused portion of such Lender's Tranche 1 Commitment, computed after giving effect to all Tranche 1 Extensions of Credit and prepayments of Tranche 1 Extensions of Credit made under Section 3.01(c) to be made on such day. "Available Tranche 1 Commitments" means the aggregate of the Lenders' Available Tranche 1 Commitments.

"Available Tranche 2 Commitment" means, for each Lender on any day, the unused portion of such Lender's Tranche 2 Commitment, computed after giving effect to all Tranche 2 Extensions of Credit and prepayments of Tranche 2 Loans made under Section 3.01(c) to be made on such day. "Available Tranche 2 Commitments" means the aggregate of the Lenders' Available Tranche 2 Commitments.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrower" has the meaning assigned to that term in the preamble hereto.

"Borrowing" means a borrowing consisting of Loans of the same Tranche and Type, having the same Interest Period and made or Converted on the same day by the Lenders, ratably in accordance with their respective Percentages. Any Borrowing consisting of Loans of a particular Type may be referred to as being a Borrowing of such "Type". All Loans of the same Tranche and Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

"Business Day" means (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

"Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent

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ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower; or (b) for any period of 12 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

"Closing Date" means the date upon which each of the conditions precedent enumerated in Section 6.01 has been fulfilled to the satisfaction of the Lenders, the Administrative Agent and the Borrower. The Closing Date shall take place on or before August 31, 2005, at 10:00 A.M. (Los Angeles time), or such other time and at such location as the parties hereto may mutually agree.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means the Mortgaged Property.

"Commitment" means, for each Lender, the Tranche 1 Commitment and the Tranche 2 Commitment, collectively and individually as the context requires. "Commitments" means the total of the Lenders' Commitments hereunder. The Commitments shall in no event exceed $300,000,000.

"Commonly Controlled Entity" means a Person, trade or business, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

"Confidential Information" has the meaning assigned to that term in Section 11.08.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Consolidated Assets" means on any date of determination, all amounts that are or should in accordance with GAAP be included under assets on a Consolidated balance sheet of any Person and its Subsidiaries determined in accordance with GAAP.

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"Consolidated Interest Expense" means, with reference to any period, interest on all Debt of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP (except excluding amortization of Debt issuance costs).

"Consolidated Net Income" means, with reference to any period, the net income (or loss) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (except excluding extraordinary gains and losses).

"Consolidated Net Worth" means, as of any date, the amount of the common equity of the Borrower less accumulated other comprehensive gains (or if applicable plus accumulated other comprehensive losses) as of such day determined on a consolidated basis in accordance with GAAP.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

"Conversion", "Convert" or "Converted" refers to a conversion of Loans of one Type into Loans of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Loans, as the case may be, pursuant to Section 3.02.

"Credit Termination Date" means the earlier to occur of (i) the Final Maturity Date and (ii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.03 or 9.02.

"Debt" means, with respect to any Person, the aggregate principal amount of all obligations that, in accordance with GAAP consistently applied and without duplication, would be classified as debt on its Consolidated balance sheet; provided, however, that with respect to the Borrower, "Debt" excludes obligations to the extent that such obligations are cash collateralized.

"Default" means any of the events specified in Section 9.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Default Rate" means a rate per annum equal at all times to the Applicable Rate for an ABR Loan in effect from time to time.

"Disclosed Litigation" means each of the litigation matters described in Schedule 1.01C.

"Disposition" means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event

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(other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.02(e).

"Dollars" and the sign "$" each means lawful money of the United States.

"Domestic Lending Office" means, with respect to any Lender, the office or Affiliate of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule 1.01B hereto or in the Lender Assignment pursuant to which it became a Lender, or such other office or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

"Domestic Utility Business" means the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the United States.

"EBITDA" means, for any period, the total of the following calculated without duplication: (a) Consolidated Net Income (or loss) of the Domestic Utility Business and the Telecommunications Business for such period plus (b)(i) Consolidated Interest Expense, (ii) Federal, state, county and local income and franchise taxes, and (iii) depreciation, amortization, unallocated corporate costs and other non-cash charges, in each case, of such Domestic Utility Business and the Telecommunications Business for such period, but only to the extent deducted in the determination of Consolidated Net Income of the Domestic Utility Business and the Telecommunications Business for such period less (c) all expenses of the Borrower not related to (i) the Domestic Utility Business, the Telecommunications Business or (ii) for any period ending prior to January 1, 2008, the business conducted by Aquila Merchant Services, Inc and its Subsidiaries.

"Eligible Assignee" means (a) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country that is a member of the OECD; (d) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; and (e) a Lender or an Affiliate of a Lender; provided, however, that (A) any such Person described in clauses (a) through (e) above shall also (i) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody's (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (ii) have combined capital and

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surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (b), (c), or (d) above, shall, on the date on which it is to become a Lender hereunder, (1) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 5.06) and (2) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 5.04(a) or (c) (except to the extent that, in the absence of the making of an assignment to such Person, the assigning Lender would have incurred an equal or greater amount of such losses, costs or expenses and such losses, costs or expenses would have been payable by the Borrower to such assigning Lender hereunder), and (C) any Person described in clause (a), (b), (c), (d) or (e) above that is not a Lender shall, in addition, be acceptable to each Issuing Bank based upon its then-existing credit criteria.

"Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

"Environmental Liability" means, with respect to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, natural resource damages, costs and expenses of investigation and feasibility studies), of such Person or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Environmental Permits" means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Event" means (a) (i) the occurrence of a Reportable Event, (b) the application for a minimum funding waiver with respect to a Plan; (c) the withdrawal of the Borrower or any Commonly Controlled Entity from a Plan during a

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plan year in which it was a substantial employer as defined in Section 4001(a)(2) of ERISA; (d) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (e) the cessation of operations at a facility of the Borrower or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; or (i) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Lender, the office or Affiliate of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule 1.01B hereto or in the Lender Assignment pursuant to which it became a Lender (or, if no such office or Affiliate is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

"Eurodollar Rate" means, for each Interest Period for each Eurodollar Rate Loan made as part of the same Borrowing, an interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) equal to the rate at which Dollar deposits are offered for such Interest Period as displayed on the Reuters Screen LIBO Page (or, if such rate is not displayed on the Reuters Screen LIBO Page, then on the Telerate Screen LIBO Page) at or about 9:00 A.M. (Los Angeles time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of such Eurodollar Rate Loan and for a period approximately equal to such Interest Period. If for any Interest Period for a Eurodollar Rate Loan no such displayed rate is available, the Administrative Agent shall determine such rate based on the average rate at which the Administrative Agent is offered deposits in Dollars of such duration and in the amount of $5,000,000 by prime banks in the London interbank market as of approximately 11:00 A.M. (London, England time) two Business Days before the commencement of such Interest Period.

"Eurodollar Rate Loan" means a Loan that bears interest as provided in Section 3.05(b)(ii).

"Eurodollar Reserve Percentage" of any Lender for each Interest Period for each Eurodollar Rate Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable,

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the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"Event of Default" means any of the events specified in Section 9.01, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Extension of Credit" means a Tranche 1 Extension of Credit or a Tranche 2 Extension of Credit, or both, as the context requires.

"Fair Value" has the meaning assigned to that term in the Indenture of Mortgage and Deed of Trust.

"Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

"Fee Letter" has the meaning assigned to that term in Section 2.02(c).

"Final", with respect to the necessary governmental approvals identified in Schedules 6.01(c) and 7.01(d), means that such approval shall be final and not subject to appeal or otherwise subject to challenge and has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (a) any required waiting period has expired, and (b) all conditions to effectiveness prescribed therein or otherwise by Requirement of Law have been satisfied.

"Final Maturity Date" means August 31, 2010.

"First Supplemental Indenture of Mortgage and Deed of Trust" means the First Supplemental Bond Indenture, Mortgage, Deed of Trust, Security Agreement and Fixture Filing, dated as of August 31, 2005, between the Borrower and Union Bank, as Trustee and Securities Intermediary.

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"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, bureau, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Granting Lender" has the meaning assigned to that term in Section 11.07(j).

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"Hazardous Substance" means any waste, substance, or material identified as hazardous, dangerous or toxic, a contaminant or a pollutant by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

"Hedge Agreement" means, with respect to any Person, the collective reference to any of the following: interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect such Person against fluctuations in interest rates with respect to Indebtedness (i) incurred under this Agreement, (ii) incurred in connection with the Iatan 2 Power Station, or (iii) secured by the Collateral.

"Iatan 1 Power Station" means the existing 670 MW power station partially owned by the Borrower on the date hereof and located in vicinity of Weston, Missouri.

"Iatan 2 Power Station" means the approximately 800-900 MW (nominal) coal-fired power station that is to be constructed in close proximity to the Iatan 1 Power Station.

"Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, and without duplication (a) in respect of borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) in respect of banker's acceptances, (d) representing Capital Lease Obligations, (e) representing the

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balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or (f) representing any net payment obligation under a Hedge Agreement; provided, however, that the term "Indebtedness" of the Borrower excludes liabilities or other obligations to the extent cash collateralized. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

"Indemnified Person" has the meaning assigned to that term in Section 11.04(b).

"Indenture of Mortgage and Deed of Trust" means the Bond Indenture, Mortgage, Deed of Trust, Security Agreement and Fixture Filing dated as of August 31, 2005, between the Borrower and Union Bank, as Trustee and Securities Intermediary, as the same may be amended, modified or supplemented.

"Index Debt" means the Indebtedness of the Borrower under this Agreement.

"Initial Series" has the meaning assigned to that term in the Indenture of Mortgage and Deed of Trust.

"Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term "Insolvent" shall have a correlative meaning (pertaining to a condition of Insolvency).

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Interest Period" has the meaning assigned to that term in Section 3.03.

"Issuing Bank" means Union Bank.

"LC Outstandings" means, for all Letters of Credit outstanding on any date of determination, the maximum amount available to be drawn under such Letters of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).

"LC Payment Notice" has the meaning assigned to that term in Section 4.03(b).

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"Lender Assignment" means an assignment and agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C.

"Lender's Policy" has the meaning assigned to that term in Section 8.01(k).

"Lenders" means the Banks listed on the signature pages hereof, each Eligible Assignee that shall become a party hereto pursuant to Section 11.07, and to the extent provided in Section 4.03(c), each Issuing Bank.

"Letter of Credit" means a Tranche 2 Letter of Credit.

"Letter of Credit Expiration Date" means the date that occurs ten (10) Business Days prior to the Final Maturity Date.

"Letter of Credit Sublimit" means $175,000,000.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"Loan" means a loan by a Lender to the Borrower pursuant to Section 3.01 (or deemed made pursuant to Section 4.03(c) or (d)), and refers to an ABR Loan or a Eurodollar Rate Loan (each of which shall be a "Type" of Loan). All Loans by a Lender of the same Tranche and Type, having the same Interest Period and made or Converted on the same day shall be deemed to be a single Loan by such Lender until repaid or next Converted.

"Loan Documents" means this Agreement, any Promissory Notes, the Fee Letter, the Officer’s Certificate and the 2005 Series A Mortgage Bond.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder or thereunder, or (c) the value of the Collateral, provided, however, the term "Material Adverse Effect" excludes any material adverse effect as set forth in (a) above which is caused by any final adverse determination related to a judgment against Borrower in respect of any Disclosed Litigation.

"Materials of Environmental Concern" means any Hazardous Substance, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products,

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polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

"Moody's" means Moody's Investors Service, Inc.

"Mortgaged Property" has the meaning assigned to such term in the Indenture of Mortgage and Deed of Trust.

"MPSC" means the Missouri Public Service Commission.

"MPSC Order" means the MPSC Order Approving Stipulation and Agreement, Case No. EO-2005-0293, issued August 9, 2005.

"Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Notice of Borrowing" has the meaning assigned to that term in Section 3.01(a).

"OECD" means the Organization for Economic Cooperation and Development.

"Obligations" means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Issuing Bank or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Promissory Note, any Letter of Credit, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Bank or any Lender that are required to be paid by the Borrower pursuant hereto).

"Officer's Certificate" means an "Officer's Certificate" (as defined in the Indenture of Mortgage and Deed of Trust) setting forth the terms of the 2005 Series A Mortgage Bond, executed by a duly authorized officer of the Borrower and authenticated by the trustee under the Indenture of Mortgage and Deed of Trust.

"Other Taxes" has the meaning assigned to that term in Section 5.06(b).

"Participant" has the meaning assigned to that term in Section 11.07(e).

"Patriot Act" has the meaning assinged to that term in Section 11.14.

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"Payment Amounts" has the meaning assigned to that term in Section 9.01(e).

"PBGC" means, the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

"Percentage" means, for any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such date by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%. In the event that the Commitments have been terminated, each Lender's Percentage shall be calculated on the basis of the Commitments in effect immediately prior to such termination.

"Perfectible Property" means that portion of the Mortgaged Property upon which the Lien of the Indenture of Mortgage and Deed of Trust has been perfected by filing or recording (i) a financing statement pursuant to the Uniform Commercial Code, (ii) the Indenture of Mortgage and Deed of Trust, or a recordable Notice thereof, in the real property records of each of the various counties in the Subject Jurisdiction, or (iii) the Indenture of Mortgage and Deed of Trust pursuant to Section 443.451 of the Revised Statutes of the State of Missouri.

"Permitted Business" means any business that derives a majority of its revenues from the business engaged in by the Borrower and its Subsidiaries on the Closing Date and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date, as determined in good faith by the Board of Directors of the Borrower.

"Permitted Liens" means:

(i) the Lien created by the Indenture of Mortgage and Deed of Trust to secure the Indebtedness of the Borrower under the Initial Series;

(ii) Liens that are "Permitted Liens" as defined in the Indenture of Mortgage and Deed of Trust;

(iii) Liens to secure any Indebtedness of the Borrower issued under the Indenture (other than the Initial Series) permitted to be incurred pursuant to this Agreement, where such Indebtedness is incurred after the date of this Agreement to acquire, develop or construct assets for the Borrower's Domestic Utility Business that are or will be located in a Subject Jurisdiction and will be utilized to provide electric utility service to Borrower's service area within a Subject Jurisdiction regulated by the MPSC, provided that the Borrower has obtained the requisite regulatory approvals (including from the MPSC) in connection therewith; and

(iv) Liens to secure Hedge Agreements with holders of Securities (as defined in the Indenture of Mortgage and Deed of Trust).

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"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Plan" means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Promissory Note" means any promissory note of the Borrower payable to the order of a Lender (and, if requested, its registered assigns), issued pursuant to Section 3.01(d) in the form attached hereto as Exhibit G.

"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

"Property Additions" has the meaning assigned to that term in the Indenture of Mortgage and Deed of Trust.

"Recipient" has the meaning assigned to that term in Section 11.08.

"Reference Rate" means the rate of interest announced publicly by Union Bank in Los Angeles, California, from time to time, as the Union Bank Reference Rate.

"Register" has the meaning assigned to that term in Section 11.07(c).

"Regulation U" means Regulation U of the Board as in effect from time to time.

"Reimbursement Notice" has the meaning assigned to that term in Section 4.03(a).

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees and agents of such Person and of such Person's Affiliates.

"Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

"Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .31, .or 35 of PBGC Reg. § 4043.

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"Request for Issuance" has the meaning assigned to that term in Section 4.02(a).

"Required Lenders" means, on any date of determination, Lenders that, collectively, on such date (i) hold at least 51% of the then aggregate outstanding principal amount of the Loans owing to Lenders and (ii) if no Loans are then outstanding, have Percentages in the aggregate of at least 51%. Any determination of those Lenders constituting the Required Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.

"Required Rating" means an unsecured debt rating of 'BBB' or better by Standard and Poor's Rating Service and 'Baa2' or better by Moody's Investors Service, Inc.

"Requirement of Law" means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Responsible Officer" means the chief executive officer, president, senior vice-president, vice-president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, or assistant treasurer of the Borrower.

"Restricted Payments" has the meaning assigned to such term in Section 8.02(f).

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"SEC" means the Securities and Exchange Commission.

"SEC Reports" means public reports, notices or other filings of the Borrower filed with the SEC.

"Significant Subsidiary" has the meaning ascribed to such term in Article 1, Rule 1-02(w) of Regulation S-X of the SEC as of the Closing Date. Unless otherwise qualified, all references to a "Significant Subsidiary" in this Agreement shall refer to a Significant Subsidiary of the Borrower.

"Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

"Solvent" means, with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the

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insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"SPC" has the meaning assigned to that term in Section 11.07(j).

"Stipulation and Agreement" means the Stipulation and Agreement that was approved by the MPSC in the MPSC Order.

"Subject Jurisdiction" has the meaning assigned to that term in the Indenture of Mortgage and Deed of Trust.

"Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Taxes" has the meaning assigned to that term in Section 5.06(a).

"Telecommunications Business" means the telecommunications business conducted by Everest Global Technologies Group, LLC and its Subsidiaries.

"Title Company" has the meaning assigned to that term in Section 8.01(k).

"Total Capital" means on any date (a) Debt of the Borrower on such date plus (b) Consolidated Net Worth as of the end of the most recent fiscal quarter.

"Tranche" means an Extension of Credit made, or available to the Borrower, under either the Trache 1 Commitment or Tranche 2 Commitment, as the context requires.

"Tranche 1 Commitment" means, for each Lender, the obligation of such Lender to make Tranche 1 Loans to the Borrower in an aggregate amount no greater than (i) the amount set forth opposite such Lender's name on Schedule 1.01A hereto or (ii) if

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such Lender has entered into one or more Lender Assignments, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.03. The aggregate amount of the Lenders’ Tranche 1 Commitments shall in no event exceed $45,000,000.

"Tranche 2 Commitment" means, for each Lender, the obligation of such Lender to make Tranche 2 Loans to the Borrower and to participate in any Tranche 2 Letters of Credit in an aggregate amount no greater than (i) the amount set forth opposite such Lender's name on Schedule 1.01A hereto or (ii) if such Lender has entered into one or more Lender Assignments, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.03. The aggregate amount of the Lenders’ Tranche 2 Commitments shall in no event exceed $255,000,000.

"Tranche 1 Extension of Credit" means a Loan made by a Lender to the Borrower pursuant to the Lender’s Tranche 1 Commitment, as contemplated by Section 2.01(a).

"Tranche 2 Extension of Credit" means a Tranche 2 Loan or a Tranche 2 Letter of Credit, or both, as the context requires.

"Tranche 2 Letter of Credit" means a letter of credit issued by the Issuing Bank pursuant to Section 4.02, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

"Tranche 1 Loan" has the same meaning as "Tranche 1 Extension of Credit".

"Tranche 2 Loan" means a Loan made by a Lender to the Borrower pursuant to the Lender’s Tranche 2 Commitment, as contemplated by Section 2.01(b) or a Loan deemed to have been made pursuant to Section 4.03(c) or (d).

"Trustee" has the meaning assigned to such term in the Indenture of Mortgage and Deed of Trust.

"Type" has the meaning assigned to such term (i) in the definition of "Loan" when used in such context and (ii) in the definition of "Borrowing" when used in such context.

"Undrawn Fee Rate" means, for any day, the applicable percentage per annum set forth below under the caption "Undrawn Fee Rate", based upon the ratings, if any, by S&P and Moody's applicable on such date to the Index Debt or, if the Index Debt is unrated on such date, the Undrawn Fee Rate for "Category 7" below:

Undrawn Fee Rate

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Category 1 BBB- or higher by S&P and Baa3 or higher by Moody's	0.225%
Category 2 BB+ or higher by S&P and Ba1 or higher by Moody's	0.300%
Category 3 BB or higher by S&P and Ba2 or higher by Moody's	0.375%
Category 4 BB- or higher by S&P and Ba3 or higher by Moody's	0.500%
Category 5 B+ or higher by S&P and Ba3 or higher by Moody's or BB- or higher by S&P and B1 or higher by Moody's	0.625%
Category 6 B+ or higher by S&P and B1 or higher by Moody's	0.625%
Category 7 B or lower by S&P or B2 or lower by Moody's or Unrated	0.750%

Notwithstanding the foregoing:

(A) If more than one Category is applicable at any one time, the Undrawn Fee Rate shall be based on the applicable Category having the lowest number (e.g., Category 1 is lower than Category 2).

(B) During the ninety (90) day period commencing on the Closing Date, if the Borrower had begun the rating process prior to the Closing Date but Moody's or

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S&P does not yet have in effect a rating for the Index Debt, then such rating agency shall be deemed to have established a rating in Category 4 (the "Assumed Ratings"); provided, however, (i) if the actual ratings received after the Closing Date are higher than the Assumed Ratings, the Undrawn Fee Rate will be adjusted on a prospective basis as of the date the actual ratings are received; (ii) if the actual ratings are received within sixty (60) days after the Closing Date and are lower than the Assumed Ratings, the Undrawn Fee Rate will be adjusted on a prospective basis as of the date that the actual ratings are received; (iii) if the actual ratings are received more than sixty (60) days after the Closing Date (but fewer than ninety (90) days after the Closing Date) and are lower than the Assumed Ratings (or if, as of the ninetieth (90th) day after the Closing Date, the ratings have not been received), the Undrawn Fee Rate will be adjusted retroactively to the date of the Closing Date.

The Undrawn Fee Rate shall be increased or decreased in accordance with this definition upon any change in the applicable ratings of the Index Debt, and such increased or decreased Undrawn Fee Rate shall be effective from the date of announcement of any such new ratings. The Borrower agrees to notify the Administrative Agent promptly after each change in any rating of the Index Debt. If the rating system of Moody's or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Undrawn Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

"Union Bank" has the meaning assigned to that term in the preamble hereto.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

SECTION 1.02. Computation of Time Periods; Construction. (a)  Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to Los Angeles time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. Unless the context requires otherwise, in the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

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(b)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes", and "including" shall be deemed to be followed by the phrase "without limitation". The words "will" and "shall" are to be construed to have the same meaning and effect as the word "must". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, applied in a manner consistent with those applied in the preparation of the financial statements referred to in Section 7.01(a).

ARTICLE II

COMMITMENTS

SECTION 2.01. The Commitments.

(a)           Each Lender severally agrees that during the period from the Closing Date until the Credit Termination Date, on the terms and conditions hereinafter set forth, to make Tranche 1 Extensions of Credit to the Borrower in an aggregate amount not to exceed on any day such Lender's Available Tranche 1 Commitment. Within the limits hereinafter set forth, the Borrower may request Tranche 1 Extensions of Credit hereunder. In no event shall the Borrower be entitled to receive any Tranche 1 Extensions Credit that would exceed its Available Tranche 1 Commitments. Once repaid, except for any Tranche 1 Loans made pursuant to Section 3.01(c), Tranche 1 Loans may not be reborrowed.

(b)           Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche 2 Extensions of Credit in an aggregate amount not to exceed on any day such Lender's Available Tranche 2 Commitment. Within the limits hereinafter set forth, the Borrower may request Tranche 2 Extensions of Credit hereunder, or reduce or cancel LC Outstandings, and use the resulting increase in the Available Tranche 2 Commitments for further Tranche 2 Extensions of Credit in accordance with the terms hereof. In no event shall the Borrower be entitled to receive any Tranche 2 Extensions of Credit that would exceed its Available Tranche 2 Commitments. Once repaid, except for any Tranche 2 Loans made pursuant to Section 3.01(c), Tranche 2 Loans may not be reborrowed.

SECTION 2.02. Fees. (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender an undrawn commitment fee on the daily amount of the aggregate of such Lender's Available Tranche 1 Commitment and Available Tranche 2

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Commitment at a rate per annum equal to the Undrawn Fee Rate in effect from time to time, from the date hereof, in the case of each Bank, and from the effective date specified in the Lender Assignment pursuant to which it became a Lender, in the case of each other Lender, until the Credit Termination Date, payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur following the date hereof, and on the Credit Termination Date, and calculated on the basis of a year of 365 days or 366 days, as the case may be.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commission on the average daily aggregate amount of the LC Outstandings from the date hereof until the Letter of Credit Expiration Date, at a rate per annum equal to the Applicable Margin with respect to Eurodollar Rate Loans from time to time, payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur following the date hereof, and on the Letter of Credit Expiration Date.

(c)           In addition to the fees provided for in subsections (a) and (b) above, the Borrower shall pay to the Administrative Agent, for its own account, such other fees as are provided for in that certain letter agreement, dated the Closing Date, between the Borrower and the Administrative Agent (the "Fee Letter"), in the amounts and at the times specified therein.

SECTION 2.03. Reduction of the Commitments. (a)  The Commitments shall be automatically and permanently terminated on the Credit Termination Date.

(b)           The Tranche 1 Commitments shall be automatically and permanently terminated upon the closing of the Borrower's sale of all or substantially all of the assets comprising its St. Joseph Light & Power electric division.

(c)           The Borrower may, upon at least three Business Days' notice to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders), terminate in whole or reduce ratably in part the Available Commitments (which termination or reduction (as the case may be), upon its effectiveness, shall be permanent and irrevocable); provided that any such partial reduction shall be in the aggregate amount of (x) with respect to the Tranche 1 Commitments, $5,000,000, or (y) with respect to the Tranche 2 Commitments, $10,000,000, or (in either case) an integral multiple of $1,000,000 in excess thereof.

SECTION 2.04. Computations of Outstandings.

(a)           Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the aggregate LC Outstandings on such date, in case of each (i) and (ii), after giving effect to all Extensions of Credit and prepayments to be made on such date.

(b)           At no time may (in each case after giving effect to all Extensions of Credit and prepayments to be made on such date):

(i)	(A) the aggregate amount of (without duplication) (1) all Tranche 1 Extensions of Credit made under this Agreement, less the amount

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of any Tranche 1 Extensions of Credit made under Section 3.01(c) that have been prepaid by the Borrower, (2) all Tranche 2 Extensions of Credit made under this Agreement, less any Tranche 2 Loans made under Section 3.01(c) that have been prepaid by the Borrower and (3) all LC Outstandings, exceed (B) the Commitments;

(ii)

(A) the aggregate amount of all Tranche 1 Extensions of Credit made under this Agreement, less any Tranche 1 Extensions of Credit made under Section 3.01(c) that have been prepaid by the Borrower, exceed (B) the Tranche 1 Commitments; and

(iii)

(A) the aggregate amount of (1) all Tranche 2 Loans made under this Agreement, less any Tranche 2 Loans made under Section 3.01(c) that have been prepaid by the Borrower and (2) all LC Outstandings, exceed (B) the Tranche 2 Commitments.

(c)           References to the unused portion of the Tranche 1 Commitments shall refer to (after giving effect to all Extensions of Credit and prepayments to be made on such date) (i) the amount of the Tranche 1 Commitments, less (ii) the aggregate principal amount of all Tranche 1 Extensions of Credit made under this Agreement, plus (iii) the amount of any Tranche 1 Extensions of Credit made under Section 3.01(c) that have been prepaid by the Borrower.

(d)           References to the unused portion of the Tranche 2 Commitment shall refer to (after giving effect to all Extensions of Credit and prepayments to be made on such date) (i) the amount of the Tranche 2 Commitments, less (ii) (A) the aggregate principal amount of all Tranche 2 Loans made under this Agreement and (B) all LC Outstandings, plus (iii) the amount of any Tranche 2 Loans made under Section 3.01(c) that have been prepaid by the Borrower.

ARTICLE III

LOANS

SECTION 3.01. Loans. (a)  The Borrower may request a Borrowing (other than a Conversion) by delivering a notice (a "Notice of Borrowing") to the Administrative Agent no later than noon (Los Angeles time) on the third Business Day or, in the case of ABR Loans, on the first Business Day, prior to the date of the proposed Borrowing. The Administrative Agent shall give each Lender prompt notice of each Notice of Borrowing. Each Notice of Borrowing shall be in substantially the form of Exhibit A and shall specify the requested (i) date of such Borrowing (which shall be a Business Day, but in no event later than the Business Day immediately preceding the Credit Termination Date), (ii) Tranche and Type of Loans to be made in connection with such Borrowing, (iii) Interest Period, if any, for such Loans, and (iv) amount of such Borrowing. Each proposed Borrowing shall conform to the requirements of Sections 3.03 and 3.04.

(b)           Each Lender shall, before 12:00 noon (Los Angeles time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the

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Administrative Agent at the Administrative Agent's address referred to in Section 11.02, in same day funds, such Lender's Percentage of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent will make such funds available to the Borrower by 1:00 P.M. (Los Angeles time) on the date of such Borrowing by crediting the account of the Borrower or by wire transfer to Borrower’s account or to the payee and account identified in the Borrower's Notice of Borrowing. Notwithstanding the foregoing, unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Percentage available to the Administrative Agent on the date of such Borrowing in accordance with the first sentence of this subsection (b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.

(c)           If and to the extent that any Lender (for purposes of this Section 3.01, a "non-performing Lender") shall not have made available to the Administrative Agent, in accordance with subsection (b) above, such Lender's Percentage of any Borrowing and the Administrative Agent has made funds available to the Borrower in accordance with Section 3.01(b), the non-performing Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand corresponding amounts (not to exceed the aggregate amount that such non-performing Lender failed to make available to the Administrative Agent), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. Within the limits of each Lender's Available Commitment with respect to the relevant Tranche and subject to the other terms and conditions set forth in this Agreement for the making of Loans, the Borrower may request (and the Lenders shall honor) one or more additional Borrowings from the performing Lenders to fund such repayment to the Administrative Agent. If a non-performing Lender shall repay to the Administrative Agent such corresponding amount in full (with interest as above provided), (x) the Administrative Agent shall apply such corresponding amount and interest to the repayment to the Administrative Agent (or repayment of Loans made to fund such repayment to the Administrative Agent), and shall make any remainder available to the Borrower and (y) such amount so repaid shall be deemed to constitute such Lender's Loan, made as part of such Borrowing for purposes of this Agreement as if funded concurrently with the other Loans made as part of such Borrowing, and such Lender shall forthwith cease to be deemed a non-performing Lender; if and so long as such non-performing Lender shall not repay such amount, and unless and until an Eligible Assignee shall have assumed and performed the obligations of such non-performing Lender, all computations by the Administrative Agent of Percentages, Commitments and payments hereunder shall be made without regard to the Commitments, or outstanding Loans, of such non-performing Lender, and any amounts paid to the Administrative Agent for the account of such non-performing Lender shall be held by the Administrative Agent in trust for such non-performing Lender in a non-interest-bearing special purpose account. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall

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be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d)           Any Lender may request that Loans made by it hereunder be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

SECTION 3.02. Conversion of Loans. The Borrower may from time to time Convert any Loan (or portion thereof) of any Type into one or more Loans of the same or any other Type by delivering a notice of such Conversion (a "Notice of Conversion") to the Administrative Agent no later than noon (Los Angeles time) on (x) the third Business Day prior to the date of any proposed Conversion into a Eurodollar Rate Loan and (y) the first Business Day prior to the date of any proposed Conversion into an ABR Loan. The Administrative Agent shall give each Lender prompt notice of each Notice of Conversion. Each Notice of Conversion shall be in substantially the form of Exhibit B and shall specify (i) the requested date of such Conversion, (ii) the Type of, and Interest Period, if any, applicable to, the Loans (or portions thereof) proposed to be Converted, (iii) the requested Type of Loans to which such Loans (or portions thereof) are proposed to be Converted, (iv) the requested initial Interest Period, if any, to be applicable to the Loans resulting from such Conversion and (v) the aggregate amount of Loans (or portions thereof) proposed to be Converted. Each proposed Conversion shall be subject to the provisions of Sections 3.03 and 3.04. For avoidance of doubt, the Borrower may not Convert a Tranche 1 Loan into a Tranche 2 Loan, or a Tranche 2 Loan into a Tranche 1 Loan.

SECTION 3.03. Interest Periods. The period between the date of each Eurodollar Rate Loan and the date of payment in full of such Loan shall be divided into successive periods ("Interest Periods") for purposes of computing interest applicable thereto. The initial Interest Period for each such Loan shall begin on the day such Loan is made, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period for such Loan. The duration of each Interest Period shall be 1, 2, 3, or 6 months, as the Borrower may, in accordance with Section 3.01 or 3.02, select; provided, however, that:

(i)           the Borrower may not select any Interest Period that ends after the Final Maturity Date;

(ii)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii)	any Interest Period that commences on the last Business Day of a

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calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

SECTION 3.04. Other Terms Relating to the Making and Conversion of Loans. (a)  Notwithstanding anything in Section 3.01 or 3.02 to the contrary:

(i)           each Borrowing (other than a Borrowing made under Section 3.01(c) and a Borrowing deemed made under Section 4.03(c) or (d)) shall be in an aggregate amount not less than (x) with respect to Tranche 1, $5,000,000, and (y) with respect to Tranche 2, $10,000,000, or (in either case) an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be equal to the total amount of the Available Commitments on such date with respect to a Tranche, after giving effect to all other Extensions of Credit to be made on such date with respect to such Tranche), and shall consist of Loans of the same Tranche and Type, having the same Interest Period and made or Converted on the same day by the Lenders ratably according to their respective Percentages;

(ii)          the Borrower may request that more than one Borrowing be made on the same day;

(iii)         at no time shall more than six (6) different Borrowings comprising Eurodollar Rate Loans be outstanding hereunder with respect to either Tranche;

(iv)         no Eurodollar Rate Loan may be Converted on a date other than the last day of the Interest Period applicable to such Loan unless the corresponding amounts, if any, payable to the Lenders pursuant to Section 5.04(b) are paid within two Business Days after the Administrative Agent provides written notice to the Borrower as to amounts owing under Section 5.04(b) in connection with such Conversion;

(v)          if the Borrower shall either fail to give a timely Notice of Conversion pursuant to Section 3.02 in respect of any Loans or fail, in any Notice of Conversion that has been timely given, to select the duration of any Interest Period for Loans to be Converted into Eurodollar Rate Loans in accordance with Section 3.03, such Loans shall, on the last day of the then existing Interest Period therefor, automatically Convert into, or remain as, as the case may be, ABR Loans; and

(vi)         if, on the date of any proposed Conversion, any Event of Default shall have occurred and be continuing, all Loans then outstanding shall, on such date, automatically Convert into, or remain as, as the case may be, ABR Loans.

(b)           If any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make, or to fund or maintain, Eurodollar Rate Loans hereunder, (i) the obligation of such Lender to make, or to Convert Loans into, Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing from such Lender shall be forthwith suspended until the earlier to occur of the date upon which (A) such Lender

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shall cease to be a party hereto and (B) it is no longer unlawful for such Lender to make, fund or maintain Eurodollar Rate Loans, and (ii) if the maintenance of Eurodollar Rate Loans then outstanding through the last day of the Interest Period therefor would cause such Lender to be in violation of such law, regulation or assertion, such Lender may require the Borrower to either prepay or Convert all Eurodollar Rate Loans from such Lender within five Business Days after the Borrower's receipt of such notice, and if the Borrower shall not have so prepaid or Converted such Eurodollar Rate Loans by such fifth Business Day, then such Eurodollar Rate Loans shall be deemed automatically Converted to ABR Loans on such fifth Business Day. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Administrative Agent (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such notice from such Lender (or upon such Lender's assigning all of its Commitments, Loans, participation and other rights and obligations hereunder to an Eligible Assignee), the Administrative Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate. Prior to any Lender giving notice to the Administrative Agent or the Borrower under this subsection (b), such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(c)           If the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Loans to be made in connection with such Borrowing will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Borrowing or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loans, the right of the Borrower to select Eurodollar Rate Loans for such Borrowing and any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan to be made or Converted in connection with such Borrowing shall be an ABR Loan.

(d)           If any Lender shall have delivered a notice to the Borrower or the Administrative Agent described in Section 3.04(b), Section 3.04(c) or Section 3.06, or shall become a non-performing Lender under Section 3.01(c) or Section 4.03(c), and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with said Section 3.04(b), Section 3.04(c), Section 3.06, Section 3.01(c) or Section 4.03(c), the Borrower or the Administrative Agent may demand that such Lender assign in accordance with Section 11.07, to one or more Eligible Assignees designated by the Borrower or the Administrative Agent, all (but not less than all) of such Lender's Commitments, Loans, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of a Default or Event of Default shall be ineffective without the consent of the Required Lenders. If, within 30 days following any such demand by the Administrative Agent or the Borrower, any such Eligible Assignee so designated shall fail to consummate such assignment on terms reasonably satisfactory to such Lender, or the Borrower and the Administrative Agent shall have failed to designate any such Eligible Assignee, then such demand by the Borrower or the Administrative Agent shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to

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be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to consummate such assignment forthwith, if such Eligible Assignee (i) shall agree to such assignment in substantially the form of the Lender Assignment attached hereto as Exhibit C and (ii) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent), including all accrued interest and fees and, to the extent not paid by the Borrower, any payments required pursuant to Section 5.04(b).

(e)           Each Notice of Borrowing and Notice of Conversion shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill, on or before the date specified in such Notice of Borrowing or Notice of Conversion for such Borrowing, the applicable conditions (if any) set forth in this Article III (other than failure pursuant to the provisions of Section 3.04(c) hereof) or in Article VI, including any such loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender when such Loan, as a result of such failure, is not made on such date.

SECTION 3.05. Repayment of Loans; Interest.

(a)           Principal. The Borrower shall repay the outstanding principal amount of the Tranche 1 Loans and the Tranche 2 Loans on the Credit Termination Date.

(b)           Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the Applicable Rate for such Loan, payable as follows:

(i)

ABR Loans. If such Loan is an ABR Loan, interest thereon shall be payable quarterly in arrears on the last day of each March, June, September and December, on the date of any Conversion of such ABR Loan and on the date such ABR Loan shall become due and payable or shall otherwise be paid in full.

(ii)

Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, interest thereon shall be payable on the last day of each Interest Period for such Loan and, if the Interest Period for such Loan has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month).

SECTION 3.06. Additional Interest on Eurodollar Rate Loans. The Borrower shall pay to the Administrative Agent for the account of each Lender any costs actually incurred by such Lender with respect to Eurodollar Rate Loans that are attributable to such Lender's compliance with regulations of the Board requiring the maintenance of reserves with respect to

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liabilities or assets consisting of or including Eurocurrency Liabilities. Such costs shall be paid to the Administrative Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender, from the date of such Eurodollar Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Loan (but in no event earlier than ten Business Days after the Borrower's receipt of the certificate referred to in the last sentence of this Section 3.06). Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent. A certificate as to the amount of such additional interest and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender and shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE IV

LETTERS OF CREDIT

SECTION 4.01. General. Subject to the terms and conditions hereof, the Borrower may request the issuance of Tranche 2 Letters of Credit for its own account, in the form attached hereto as Exhibit F or in such other form as may be mutually agreed by the Borrower, the Issuing Bank and the Administrative Agent, from time to time during the period from the Closing Date through and including the date that occurs one (1) month prior to the Final Maturity Date.

SECTION 4.02. Letters of Credit. (a)  Each Tranche 2 Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days' prior written notice thereof to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the Issuing Bank. Each such notice (a "Request for Issuance") shall be substantially in the form of Exhibit H and specify (i) the date (which shall be a Business Day, but in no event later than one Business Day prior to the Letter of Credit Expiration Date) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the Letter of Credit Expiration Date), (ii) the proposed stated amount of such Letter of Credit (which shall be in Dollars and shall not be less than $10,000,000) and (iii) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one Business Day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon (Los Angeles time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

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(b)           Each Lender severally agrees with the Issuing Bank to participate in the Extension of Credit resulting from the issuance (or extension, modification or amendment) of such Letter of Credit, in the manner and the amount provided in Section 4.03(b), and the issuance of such Letter of Credit shall be deemed to be a confirmation by the Issuing Bank and each Lender of such participation in such amount.

(c)           Notwithstanding anything herein to the contrary, the aggregate LC Outstandings at any one time shall not exceed the Letter of Credit Sublimit.

SECTION 4.03. Reimbursement to Issuing Bank. (a)  The Borrower hereby agrees to pay, either directly or through the incurrence of a Borrowing pursuant to Section 4.03(d), to the Administrative Agent for the account of the Issuing Bank (i) not later than 3:00 P.M. (Los Angeles time) on the first Business Day following the date that Borrower receives notice (a "Reimbursement Notice") from the Issuing Bank of a draft drawn on a Letter of Credit issued by such Issuing Bank and paid by such Issuing Bank, if such Reimbursement Notice is received by the Borrower on a Business Day prior to 11:00 A.M. (Los Angeles time), or (ii) not later than 3:00 P.M. (Los Angeles time) on the second Business Day immediately following the Business Day on which the Borrower receives such Reimbursement Notice, if the Reimbursement Notice is received by the Borrower on such Business Day after 11:00 A.M. (Los Angeles time), a sum equal to the amount so paid plus interest on such amount from the date so paid by the Issuing Bank until repayment to the Issuing Bank in full at a fluctuating interest rate per annum equal at all times to the Applicable Rate for ABR Loans.

(b)           If the Issuing Bank shall not have been reimbursed in full for any payment made by the Issuing Bank under a Letter of Credit issued by the Issuing Bank on the date of such payment, the Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an "LC Payment Notice") no later than 12:00 noon (Los Angeles time) on the Business Day immediately succeeding the date of such payment by such Issuing Bank. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to the Issuing Bank under subsection (a) above, by paying to the Administrative Agent for the account of the Issuing Bank an amount equal to such Lender's Percentage of such unreimbursed amount paid by such Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by the Issuing Bank to the date of payment to the Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. (Los Angeles time) on the later to occur of (i) the Business Day immediately following the date of such payment by the Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from such Issuing Bank. Each Lender's obligation to make each such payment to the Administrative Agent for the account of the Issuing Bank shall be several and shall not be affected by (A) the occurrence or continuance of any Default or Event of Default, (B) the failure of any other Lender to make any payment under this Section 4.03, or (C) the date of the drawing under the applicable Letter of Credit issued by such Issuing Bank. Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c)           The failure of any Lender to make any payment to the Administrative Agent for the account of the Issuing Bank in accordance with subsection (b) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible

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for the failure of any other Lender. If any Lender (for purposes of this Section 4.03, a "non-performing Lender") shall fail to make any payment to the Administrative Agent for the account of the Issuing Bank in accordance with subsection (b) above, then (i) for the first three (3) Business Day after such due date, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate, and thereafter the Lender shall pay interests at a rate per annum equal to the Federal Funds Effective Rate plus 2% and (ii) from the date that is three (3) Business Days after such due date and for so long as such failure shall continue, the Issuing Bank shall be deemed, for purposes of Section 5.05 and Article IX hereof, to be a Lender hereunder owed a Loan in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of the Issuing Bank pursuant to subsection (b) above and this subsection (c).

(d)           Each participation purchased by a Lender under subsection (b) above shall constitute an ABR Loan deemed made by such Lender to the Borrower on the date of such payment by the Issuing Bank under the Letter of Credit issued by the Issuing Bank (irrespective of the Borrower's noncompliance, if any, with the conditions precedent for Loans hereunder); and all such payments by the Lenders in respect of any one such payment by the Issuing Bank shall constitute a single Borrowing hereunder.

SECTION 4.04. Obligations Absolute. The payment obligations of each Lender under Section 4.03(b) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Loan deemed made under Section 4.03(c) or (d) shall be unconditional and irrevocable (subject only to the Borrower's right to bring suit against the Issuing Bank pursuant to Section 4.05 following the reimbursement of the Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i)           the occurrence or continuance of any Default or Event of Default under this Agreement or any Loan Document;

(ii)          any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(iii)         any amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;

(iv)         the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(v)          any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

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(vi)         payment in good faith by the Issuing Bank under the Letter of Credit issued by the Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vii)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 4.05. Liability of Issuing Bank and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit in connection with such Letter of Credit, and neither the Issuing Bank that has issued such Letter of Credit, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower shall have the right to bring suit against such Issuing Bank, and the Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such Issuing Bank's bad faith, willful misconduct or gross negligence, including such Issuing Bank's willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by the Issuing Bank that appear on their face to be in order, without responsibility for further investigation. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any Issuing Bank's bad faith, willful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the bad faith, gross negligence or willful misconduct of the Issuing Bank.

ARTICLE V

PAYMENTS, COMPUTATIONS AND

YIELD PROTECTION

SECTION 5.01. Payments and Computations. (a)  The Borrower shall make each payment hereunder and under the other Loan Documents not later than 11:00 A.M. (Los Angeles time) on the day when due in Dollars to the Administrative Agent at its address referred to in Section 11.02 in same day funds, except payments to be made directly to the Issuing Bank as expressly provided herein; any payment received after 11:00 A.M. (Los Angeles time) shall be deemed to have been received at the start of business on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective

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Lenders to which the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that any distribution of any payment from the Borrower required to be made to any Lender pursuant to the preceding sentence shall not be made in full by the Administrative Agent on the date such payment was received by the Administrative Agent, the Administrative Agent shall pay to such Lender, upon demand, interest on the unpaid amount of such distribution, at a rate per annum equal to the Federal Funds Effective Rate, from the date of such payment by the Borrower to the Administrative Agent to the date of payment in full by the Administrative Agent to such Lender of such unpaid amount. Upon the Administrative Agent's acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 11.07, from and after the effective date specified in such Lender Assignment, the Administrative Agent shall make all payments hereunder and under any Promissory Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          Subject to Section 11.05, the Borrower hereby authorizes the Administrative Agent, each Lender and each Issuing Bank, if and to the extent payment owed by the Borrower to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, is not made when due hereunder (or, in the case of a Lender, under any Promissory Note held by such Lender), to charge from time to time against any or all of the Borrower's accounts with the Administrative Agent, such Lender or such Issuing Bank, as the case may be, any amount so due.

(c)           All computations of interest based on the Alternate Base Rate (when the Alternate Base Rate is based on the Reference Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and fees hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Effective Rate) shall be made by the Administrative Agent on the basis of a year of 360 days, except where expressly otherwise indicated. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each such determination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the

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extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(f)            Any fees, interest, costs, expenses or other amount (other than the principal amount of any Loan, which shall accrue interest at the Applicable Rate for such Loan) payable by the Borrower hereunder or under any of the Promissory Notes that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to the Default Rate, payable on demand.

(g)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto.

SECTION 5.02. Interest Rate Determination. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.05(b)(i) or (ii).

SECTION 5.03. Prepayments. The Borrower shall have no right to prepay any principal amount of any Loans other than as provided in subsections (a) through (d) below.

(a)           The Borrower may, upon at least three Business Days' notice (which notice shall be irrevocable), with respect to Eurodollar Rate Loans, and one Business Day's notice (which notice shall be irrevocable), with respect to ABR Loans, to the Administrative Agent stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of Loans made as part of the same Borrowing, in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of Eurodollar Rate Loans, and subject to Section 5.04(d), any amount payable to the Lenders pursuant to Section 5.04(b); provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than (A) with respect to Tranche 1, $5,000,000, and (B) with respect to Tranche 2, $10,000,000, or (in either case) an integral multiple of $1,000,000 in excess thereof.

(b)           Except as provided in Section 5.03(c), on the date of any termination or reduction of the Tranche 1 Commitments or the Tranche 2 Commitments pursuant to Section 2.03, the Borrower shall pay or prepay so much of the principal amount outstanding hereunder as shall be necessary in order that the aggregate principal amount outstanding hereunder (after giving effect to all Extensions of Credit to be made on such date) will not exceed the Tranche 1 Commitments or Tranche 2 Commitments, as applicable, following such termination or reduction, together with (i) accrued interest to the date of such prepayment on the

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principal amount prepaid and (ii) in the case of prepayments of Eurodollar Rate Loans, and subject to Section 5.04(d), any amount payable to the Lenders pursuant to Section 5.04(b). Any prepayments required by this subsection (b) shall be applied as the Administrative Agent is directed in writing by the Borrower at the time of such prepayment, or in the absence of such direction, shall be applied first to the Tranche 1 Loans.

(c)           The Borrower shall, to the extent required by any Requirement of Law or Contractual Obligation, use the proceeds of the sale of any of the Borrower's assets to prepay the then-outstanding principal amounts of Loans, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of Eurodollar Rate Loans, and subject to Section 5.04(d), any amount payable to the Lenders pursuant to Section 5.04(b). Any prepayments required by this subsection (c) shall be applied as the Administrative Agent is directed in writing by the Borrower at the time of such prepayment, or in the absence of such direction, shall be applied first to the Tranche 1 Loans.

SECTION 5.04. Yield Protection.

(a)           Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in (A) the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or of participating in the issuance, maintenance or funding of any Letter of Credit, or (B) the cost to the Issuing Bank of issuing or maintaining any Letter of Credit, then the Borrower shall from time to time, promptly (but in any event within five Business Days) after receipt of written demand by such Lender or the Issuing Bank, as the case may be (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender or such Issuing Bank, as the case may be, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b)           Breakage. If, due to any prepayment pursuant to Section 5.03, an acceleration of maturity of the Loans pursuant to Section 9.02, or any other reason, any Lender receives payments of principal of any Eurodollar Rate Loan other than on the last day of the Interest Period relating to such Loan, or if the Borrower shall Convert any Eurodollar Rate Loans on any day other than the last day of the Interest Period therefor, the Borrower shall, promptly (but in any event within five Business Days) after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for additional losses, costs, or expenses (including anticipated lost profits) that such Lender may reasonably incur as a result of such payment or Conversion, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan. For purposes of this subsection (b) and Section 3.04(e), a certificate setting forth the amount of such additional losses, costs, or expenses and giving a reasonable explanation and

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calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(c)           Capital. If any Lender or the Issuing Bank determines that (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Bank, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender or the Issuing Bank (but without duplication), and the amount of such capital is increased by or based upon (A) the existence of such Lender's or the Issuing Bank's commitment to lend or issue or participate in any Letter of Credit hereunder, or (B) the participation in or issuance or maintenance of any Letter of Credit or Loan and (C) other similar such commitments, then, promptly (but in any event within five Business Days) after demand by such Lender or the Issuing Bank, the Borrower shall pay to the Administrative Agent for the account of such Lender or the Issuing Bank from time to time as specified by such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or the Issuing Bank in the light of such circumstances, to the extent that such Lender or the Issuing Bank reasonably determines such increase in capital to be allocable to the transactions contemplated hereby. A certificate as to such amounts and giving a reasonable explanation and calculation thereof (to the extent permitted by law) shall be submitted to the Borrower and the Administrative Agent by such Lender or the Issuing Bank and shall be conclusive and binding for all purposes, absent manifest error.

(d)           Notices, Etc. Each Lender hereby agrees to use its best efforts to notify the Borrower of the occurrence of any event referred to in subsection (a), (b) or (c) of this Section 5.04 promptly after becoming aware of the occurrence thereof. The Borrower shall pay the Administrative Agent, for the account of such Lender, the amount shown as due on any certificate delivered pursuant to this Section 5.04 within ten (10) Business Days after its receipt of the same. The failure of any Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender's rights hereunder; provided that, notwithstanding any provision to the contrary contained in this Section 5.04, the Borrower shall not be required to reimburse any Lender for any amounts or costs incurred under subsection (a), (b) or (c) above, more than 90 days prior to the date that such Lender notifies the Borrower in writing thereof, in each case unless, and to the extent that, any such amounts or costs so incurred shall relate to the retroactive application of any event notified to the Borrower which entitles such Lender to such compensation. Each Lender claiming any compensation under this Section 5.04 shall use reasonable efforts to designate a different Applicable Lending Office if such designation would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons. If any Lender shall subsequently determine that any amount demanded and collected under this Section 5.04 was done so in error, such Lender will promptly return such amount to the Borrower.

(e)           Survival of Obligations. Subject to subsection (d) above, the Borrower's obligations under this Section 5.04 shall survive the repayment of all other amounts owing to the

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Lenders, the Administrative Agent and the Issuing Bank under the Loan Documents and the termination of the Commitments.

SECTION 5.05. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 5.04 or 11.07) in excess of its ratable share of payments obtained by all the Lenders on account of the Loans of such Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 5.05 may exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participations from the other Lenders in accordance with this Section 5.05, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 5.01(a).

SECTION 5.06. Taxes. (a)  All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with Section 5.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and the Administrative Agent, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, the Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) such Lender, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

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(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other similar taxes or charges that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

(c)           The Borrower will indemnify each Lender, each Issuing Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.06) paid by such Lender, the Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except to the extent that any such Taxes are attributable to such Person's failure to comply with the requirements of subsection (e) below. This indemnification shall be made within 30 days from the date such Lender, the Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and each Lender, each Issuing Bank and the Administrative Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower's rights to contest such Taxes or Other Taxes.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing payment thereof.

(e)           Each Bank represents and warrants that either (i) it is organized under the laws of a jurisdiction within the United States or (ii) it has delivered to the Borrower or the Administrative Agent duly completed copies of such form or forms prescribed by the United States Internal Revenue Service indicating that such Bank is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Code or any tax treaty to which the United States is a party. Each other Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Administrative Agent, such Lender will deliver to the Borrower and the Administrative Agent (to the extent that it is not prohibited by law from doing so) either (A) a statement that it is organized under the laws of a jurisdiction within the United States or (B) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service, indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code. Each Bank that has delivered, and each other Lender that hereafter delivers, to the Borrower and the Administrative Agent the form or forms referred to in the two preceding sentences further undertakes to deliver to the Borrower and the Administrative Agent, to the extent that it is not prohibited by law from doing so, further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrower pursuant to this subsection (e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate, and such

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Lender acknowledges and agrees that nothing contained herein shall in any way limit, waive, or otherwise reduce any claim that the Administrative Agent or the Borrower may have against such Lender in the event that any such form shall not be complete and accurate.

(f)            Any Lender claiming any additional amounts payable pursuant to this Section 5.06 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 5.06 ("Additional Amounts") who receives a tax credit, rebate, allowance, remission, deduction, or similar tax benefit as a result of the Borrower's payment of such Additional Amounts shall, to the extent it can do so without prejudice to the retention of the amount of the tax benefit so realized (after taking into account any net additional taxes paid in connection with the realization thereof), notify the Borrower and pay to the Borrower (to the extent that the same shall not already have been taken into account in computing any amount previously paid by the Borrower or the amount of any reimbursement previously received by such Lender) promptly after the realization thereof an amount that is equal to the net amount thereof (or, in the event of a deduction from taxable income, the net tax benefit generated thereby, if less than such deduction) plus any additional tax savings resulting from the payment of such amount to the Borrower pursuant to this sentence, provided that the aggregate of all such payments shall not exceed the aggregate of all Additional Amounts paid by the Borrower with respect to such Lender.

(h)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.06 shall survive the repayment of all other amounts owing to the Lenders, the Administrative Agent and the Issuing Bank under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 5.06 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

(i)            Each Bank shall deliver to the Administrative Agent on the Closing Date a duly completed and executed Form W-9, W-8BEN, or W-8ECI (as applicable to it), of the United States Internal Revenue Service, or equivalent replacement forms issued by the Internal Revenue Service. If a Lender determines that, as a result of any change in law or any official interpretation thereof, such Lender ceases to qualify for exemption from any tax imposed by any jurisdiction with respect to payments made hereunder, such Lender shall promptly notify the Administrative Agent. In the event of such notification, the Administrative Agent may, but shall not be required to, withhold the amount of tax which the Lender deems appropriate. In addition, in the Administrative Agent’s discretion, the Administrative Agent shall not be obligated to make any payments hereunder to any Lender hereunder until the Administrative Agent has received the appropriate tax exemption forms of the United States Internal Revenue Service.

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ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions Precedent to the Closing. The Closing Date shall be the earliest date upon which each of the following conditions precedent shall have occurred to the satisfaction of each Lender or shall have been waived:

(a)           Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Bank, (ii) the 2005 Series A Mortgage Bond, duly issued and delivered by a duly authorized officer of the Borrower and duly authenticated by the trustee under the Indenture of Mortgage and Deed of Trust, (iii) the Fee Letter, duly executed by the Borrower, in form and substance satisfactory to the Administrative Agent, and (iv) the Promissory Notes (if requested by any Lender pursuant to Section 3.01(d)), duly executed by the Borrower.

(b)           Authorizations. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the transactions and any other legal matters relating to the Borrower, the Loan Documents, or the Indenture of Mortgage and Deed of Trust, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           Approvals. The governmental and third party approvals identified in Schedule 6.01(c), necessary in connection with the transactions contemplated herein and the issuance and delivery to the Administrative Agent of the 2005 Series A Mortgage Bond, shall have been obtained, be Final and in full force and effect; and the Administrative Agent shall have received evidence satisfactory to it that the foregoing have been accomplished.

(d)           Filing of Indenture of Mortgage and Deed of Trust. Unless waived by the Administrative Agent, the Indenture of Mortgage and Deed of Trust and First Supplemental Indenture of Mortgage and Deed of Trust shall have been filed with the Missouri Secretary of State and recorded in each county (and in each recording office if there is more than one recording office in a particular county) that is a Subject Jurisdiction, and the Administrative Agent shall have received evidence satisfactory to it of each such filing and recording. In lieu of recording the Indenture of Mortgage and Deed of Trust and First Supplemental Indenture of Mortgage and Deed of Trust in each county that is a Subject Jurisdiction, written notice, in form and substance acceptable to Administrative Agent, of the Indenture of Mortgage and Deed of Trust and First Supplemental Indenture of Mortgage and Deed of Trust as filed with the Missouri Secretary of State may be recorded and the Administrative Agent shall have received evidence satisfactory to it of each such notice recording. Notwithstanding the foregoing, the recording of this notice, shall not relieve or discharge Borrower's obligations under Section 8.01(k) to record such other documents, instruments or writings (including, but not limited to, duplicate originals of the full Indenture of Mortgage and Deed of Trust and First Supplemental Indenture of Mortgage and Deed of Trust) as may be required by the Title Company as a condition of the Title Company's issuance of the Lender's Policy.

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(e)           Fees. The Lenders, the Administrative Agent, the Issuing Bank and Union Bank (in its capacity as Sole Lead Arranger) shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.

(f)           Closing Certificates. The Administrative Agent shall have received an officer's certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, and a secretary's certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

(g)           Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions, in form and substance reasonably satisfactory to the Administrative Agent, of (i) counsel to the Borrower, which may be Christopher Reitz, general counsel to the Borrower, (ii) Colorado regulatory counsel to the Borrower, (iii) Iowa regulatory counsel to the Borrower (iv) Kansas regulatory counsel to the Borrower, (v) Michigan regulatory counsel to the Borrower, (vi) Minnesota regulatory counsel to the Borrower, (vii) South Dakota regulatory counsel to the Borrower, (viii) Missouri regulatory counsel to the Borrower, (viii) Nebraska regulatory counsel to the Borrower, (ix) federal regulatory counsel to the Borrower, and (x) Chadbourne & Parke LLP, special New York counsel to the Administrative Agent.

(h)           Mortgage Bond Documents. The Administrative Agent shall have received copies of the following documents (all as defined in the Indenture of Mortgage and Deed of Trust): either a supplemental indenture or an "Officer's Certificate" setting forth the terms of the 2005 Series A Mortgage Bond; a "Company Order" requesting authentication of the 2005 Series A Mortgage Bond by the trustee under the Indenture of Mortgage and Deed of Trust; and all legal opinions provided in connection with the issuance of the 2005 Series A Mortgage Bond.

(i)            Financial Statements and Projections. The Lenders and the Administrative Agent shall have received and be satisfied with (i) the financial statements referred to in Section 7.01(a) and (ii) projections for the Borrower through the fiscal year ending December 31, 2010.

(j)            Financial Ratios. The Administrative Agent shall have received a certificate of a Responsible Officer certifying that attached thereto is a true and correct calculation of each of the ratios described in Sections 8.03(a) through (d) as of the Borrower's most recently ended fiscal quarter for which internal financial statements are available immediately preceding the Closing Date, determined on a pro forma basis (including a pro forma application of the net proceeds from such initial Extension of Credit), as if such initial Extension of Credit had been incurred at the beginning of the applicable period. The Administrative Agent shall also have received an independent valuation of the assets of the Borrower's Missouri Public Service division, satisfactory to it, demonstrating that the Fair Value of the Mortgaged Property is equal to or greater than the book value thereof.

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(k)           Good Standing Certificate. The Administrative Agent shall have received a certificate of good standing (or equivalent certification) issued within five Business Days prior to the Closing Date by the Missouri Secretary of State with respect to the Borrower.

(l)            "Know Your Customer" Information. The Administrative Agent shall have received documentation and other information required by bank regulatory authorities under applicable "know your customer" and Anti-Money Laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001). Such documentation shall include evidence satisfactory to the Administrative Agent of the listing of Capital Stock of the Borrower on New York Stock Exchange.

(m)         Other Approvals, Etc. The Administrative Agent shall have received such other approvals, opinions and documents as any Lender, through the Administrative Agent, may reasonably request.

SECTION 6.02. Conditions Precedent to Each Extension of Credit.

(a)           The obligation of each Lender or the Issuing Bank, as the case may be, to make an Extension of Credit (including the initial Extension of Credit, but excluding (a) Conversions (b) Loans made, or deemed made, pursuant to Sections 4.03(c) or 4.03(d), and (b) the amendment (whether accomplished through amendment or the issuing of a replacement Letter of Credit) of any Letter of Credit not having the effect of increasing the LC Outstandings thereunder) shall be subject to the satisfaction of the following condition precedents:

(i)           Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (other than, in the case of any Extension of Credit other than the initial Extension of Credit, the representations and warranties set forth in Sections 7.01(b) of this Agreement), is true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of the date of such Extension of Credit, except to the extent such representation and warranty specifically relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date; and

(ii)          No Default or Event of Default has occurred and is continuing on the date of such Extension of Credit or after giving effect to the Extensions of Credit requested to be made on such date.

(b)           Delivery by the Borrower of a Notice of Borrowing (except for a Notice of Borrowing deemed made under Section 4.03) or Request for Issuance in connection with any Extension of Credit (except for those Extensions of Credit excluded in Section 6.02(a)) shall constitute a representation and warranty by the Borrower as of the date of such Notice of Borrowing or Request for Issuance that the conditions contained in Section 6.02(a) have been satisfied.

SECTION 6.03. Determinations Under Section 6.01. For purposes of determining compliance with the conditions specified in Section 6.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or

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other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the date of the initial Extension of Credit specifying its objection thereto.

SECTION 6.04. Reliance on Certificates. The Lenders, the Issuing Bank and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective individuals named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Person identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrower. To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent, the Issuing Bank and each Lender that:

(a)           Financial Condition. The audited consolidated balance sheet of the Borrower as at December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, and the unaudited consolidated balance sheet of the Borrower as at June 30, 2005 and the related consolidated statements of income and cash flows for the six-month period then ended (copies of which have been furnished to the Administrative Agent) present fairly the consolidated financial condition of the Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). During the period from January 1, 2005 to the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property, except as described in the SEC Reports filed at least five Business Days prior to the date hereof and other than sales in the ordinary course of business.

(b)           No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect, except as disclosed to the Lenders through documents posted on the Intralinks internet website for this transaction prior to the date hereof, or described in the SEC Reports filed at least five Business Days prior to the date hereof.

(c)           Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to

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own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that, in the case of clauses (ii), (iii) and (iv) above, the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(d)           Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents, to authorize the issuance and delivery of the 2005 Series A Mortgage Bond on the terms and conditions of this Agreement and to authorize such borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) the authorizations described in Schedule 7.01(d), which are Final and in full force and effect, and (ii) informational filings required after the closing of the transactions contemplated by this Agreement. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution (and with respect to the 2005 Series A Mortgage Bond, upon authentication by the Trustee under the Indenture of Mortgage and Deed of Trust) will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)           No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the Extensions of Credit hereunder and the use of the proceeds thereof will not (i) violate any material Requirement of Law, (ii) violate any Contractual Obligation of the Borrower or any of its Subsidiaries, which violation could reasonably be expected to have a Material Adverse Effect, and (iii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than the Liens created pursuant to the Indenture of Mortgage and Deed of Trust).

(f)           No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect, except for any Disclosed Litigation.

(g)           No Default. As of the Closing Date, neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any

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respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(h)           Ownership of Property; Liens. Except as set forth on Schedule 7.01(h), the Borrower has good title in fee simple to, or a valid leasehold, easement, license or other interest in, all of the Collateral, and none of such Collateral is subject to any Liens except for Permitted Liens or defects in title that do not materially interfere with the Borrower’s ability to utilize such properties for their intended purpose.

(i)            Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect.

(j)            Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal, state and other material tax returns which are required to be filed and has paid or caused to be paid all taxes (including interest and penalties) shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

(k)           Federal Regulations. No part of the proceeds of any Extension of Credit will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

(l)	[Intentionally Omitted].

(m)         Labor Matters. There are no strikes, lock-outs, work stoppages, petitions for labor certification, grievances or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably

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be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

(n)           ERISA. Neither the Borrower nor any of its Subsidiaries maintains, contributes to or has material obligations with respect to, any welfare plan (as defined in Section (3)(1) of ERISA) which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits. Each Plan has complied and is in compliance in all respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to result in material liability to the Borrower. The Borrower and each of its Subsidiaries have not breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan, which breach could reasonably be expected to result in material liability to the Borrower. Neither the Borrower nor any of its Subsidiaries nor any fiduciary of any Plan who is an officer or an employee of the Borrower or any of its Subsidiaries, nor to the knowledge of the Borrower, any other fiduciary of any Plan, has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code with respect to a Plan which could reasonably be expected to result in material liability to the Borrower. With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) currently or formerly maintained or contributed to by any Commonly Controlled Entity, no liability exists and no event has occurred which could reasonably be expected to subject the Borrower or any Subsidiary to any liability which could reasonably be expected to result in material liability to the Borrower. None of the Borrower or any of its Subsidiaries has any liability, direct or indirect, contingent (including any such liability in connection with a Multiemployer Plan) or otherwise, under Title IV of ERISA or under Section 412 of the Code which could reasonably be expected to result in material liability to the Borrower. All contributions to, and premium payments in respect of any Plan or Multiemployer Plan due by the Borrower or any Commonly Controlled Entity have been timely made and there are no contributions or premium payments that are past due and owing. No ERISA Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan or is reasonably expected to occur.

(o)           Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not a "holding company", a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as each such term is defined in the Public Utility Holdings Company Act of 1935, as amended.

(p)	Subsidiaries.
(i)

The Subsidiaries listed on Schedule 7.01(p) constitute all the Significant Subsidiaries of the Borrower at the date hereof. Schedule 7.01(p) sets forth as of the Closing Date the name and jurisdiction of incorporation of each Significant Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock

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owned by the Borrower.

(ii)

Except as described in SEC Reports filed at least five Business Days prior to the date hereof, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Borrower or any Significant Subsidiary.

(q)           Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except for events or occurrences specifically described by the Borrower in the SEC Reports filed at least five Business Days prior to the date hereof or as disclosed to the Lenders through documents posted on the Intralinks internet website for this transaction at least five Business Days prior to the date hereof:

(i)

The facilities and properties owned, leased or operated by the Borrower or its Subsidiaries (for purposes of this Section 7.01(q), the "Properties") and all operations at the Properties are in, and have been in, compliance in all material respects with all applicable Environmental Laws, and there is no contamination in, at, under, from or about the Properties or violation of any Environmental Law or other circumstance or condition, with respect to the Properties or the business currently or formerly operated or conducted by the Borrower or its Subsidiaries, or to the knowledge of the Borrower, any predecessor of any of them (the "Business") which in either case could reasonably be expected to result in any claims, liability, investigation or cost pursuant to any Environmental Law.

(ii)

None of the Borrower or any Subsidiary, or to the knowledge of the Borrower, any predecessor of any of them, has received any notice of violation, alleged violation, non-compliance, liability or potential liability, or pleading asserting a claim for liability or relief, or any governmental order regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Borrower or any Subsidiary have knowledge or reason to believe that any such notice may be received or is being threatened.

(iii)	There has been no Release or threat of Release of Materials of Environmental Concern at or from any of the Properties, or at, into, or upon other locations, or arising from or related to the Business.
(iv)

Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum

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for dispute resolution, relating to compliance with or liability under any Environmental Law.

(v)

Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

(r)            Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The Borrower has filed as exhibits to SEC Reports, or disclosed to the Lenders through documents posted on the Intralinks internet website for this transaction, in each case at least five Business Days prior to the date hereof, all agreements, instruments and corporate or other restrictions existing on the date hereof that are or, but for the lapse of time, would be required to be filed by the Borrower as exhibits to any report on Form 10-Q or 10-K under the Exchange Act. Except as described by the Borrower in the SEC Reports filed at least five Business Days prior to the date hereof or as disclosed to the Lenders through documents posted on the Intralinks internet website for this transaction at least five Business Days prior to the date hereof, there are no facts or other matters known to the Borrower that are or, but for the lapse of time, would be required to be disclosed by the borrower on a report on Form 8-K under the Exchange Act.

(s)	Mortgage Bonds. The 2005 Series A Mortgage Bond,
(i)

when executed by the Borrower and authenticated by the trustee under the Indenture of Mortgage and Deed of Trust in accordance with the Indenture of Mortgage and Deed of Trust and delivered to the Administrative Agent in accordance with the terms hereof, will constitute a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. The Borrower has all requisite corporate power and authority to issue and deliver the 2005 Series A Mortgage Bond in accordance with and upon the terms and conditions set

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forth herein.

(ii)

has been duly and validly issued and is entitled to the security and benefits of the Indenture of Mortgage and Deed of Trust; is secured equally and ratably with, and only with, all other securities issued and outstanding under the Indenture of Mortgage and Deed of Trust; and is secured by direct and valid, duly perfected first priority Liens on and security interests in the Mortgaged Property (as defined in the Indenture of Mortgage and Deed of Trust), subject only to the prior Lien of the Indenture of Mortgage and Deed of Trust and to Permitted Liens.

(t)            Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

(u)           Insurance. All policies of insurance of any kind or nature maintained by or issued to the Borrower or any Subsidiary, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker's compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is customarily carried by companies of similar size and character.

(v)           Leaseholds, permits, etc. The Borrower possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of the business of the Borrower and its Subsidiaries, except (a) as described in the SEC Reports filed at least five Business Days prior to the date hereof including as related to any Disclosed Litigation, or (b) where the failure to obtain such authorizations and other rights could not reasonably be expected to result in a Material Adverse Effect. All the foregoing are in full force and effect, and each of the Borrower and the Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others, except for such noncompliance with the foregoing which could not be reasonably be expected to have a Material Adverse Effect. Except as described in the SEC Reports filed at least five Business Days prior to the date hereof, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a Material Adverse Effect.

(w)          Liabilities; Contingent Obligations. The Borrower has no liabilities or other obligations, including contingent liabilities, unusual forward or long-term commitments or unrealized or unanticipated losses from unfavorable commitments other than (i) as set forth in the financial statements referenced in Section 7.01(a), (ii) those which are not required to be reflected on such financial statements in accordance with GAAP, (iii) those liabilities which have arisen in the ordinary course since the date of the financial statements referred to in Section 7.01(a) and (iv) those liabilities that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

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ARTICLE VIII

COVENANTS OF THE BORROWER

SECTION 8.01. Affirmative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower shall and shall cause each of its Subsidiaries to:

(a)           Financial Statements. Furnish to the Administrative Agent for each Lender:

(i)

as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

(ii)

as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

provided, however, in each case, that the submission of the Borrower’s Form 10-K or Form 10-Q, as applicable, shall satisfy the foregoing requirements, which shall be deemed delivered on the date which the same have been posted on the SEC website at www.sec.gov. All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

(b)	Certificates; Other Information. Furnish to the Administrative Agent:
(i)

concurrently with the delivery of any financial statements pursuant to Section 8.01(a), (A) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, the Borrower and each of its Subsidiaries during such period has

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observed or performed all of its covenants contained in Section 8.03 of this Agreement, (B) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such fiscal year or quarter (as the case may be), compliance with the covenants contained in Section 8.03; and (C) to the extent available, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention as a result of their audit (which was not directed primarily towards obtaining knowledge of noncompliance) to cause them to believe that the Borrower has failed to comply with the terms, covenants, provisions or conditions as they relate to accounting of financial matters addressed in Section 8.03.

(ii)

within ten days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within ten days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, provided, however, that the Borrower will have satisfied the foregoing requirements as to any report upon the Administrative Agent receiving such report from the Borrower in an electronic notification thereof to the Administrative Agent; and

(iii)

promptly, such additional financial and other information (including information regarding the Iatan 1 Power Station and the Iatan 2 Power Station to the extent reasonably available to the Borrower) as any Lender, acting through the Administrative Agent, may from time to time reasonably request.

(c)           Payment and Performance of Obligations. Perform in all respects all of its obligations under the terms of indentures, mortgages, security agreements and other agreements evidencing indebtedness for monies borrowed to which it is party or bound, including pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, fees or other charges imposed on it or on any of its properties by any Governmental Authority and all its other obligations of whatever nature except, in each case (other than such obligations under the Loan Documents), where the amount or validity thereof is currently being diligently contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, or where the failure to perform such obligations (other than such obligations under the Loan Documents) could not reasonably be expected to result in a Material Adverse Effect.

(d)           Conduct of Business and Maintenance of Existence, etc. (i) Renew and keep in full force and effect its corporate existence, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent such failure to maintain could not, in the aggregate, reasonably be expected

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to have a Material Adverse Effect; (ii) comply with the MPSC Order; and (iii) comply with all other Requirements of Law and Contractual Obligations except to the extent (with respect to this clause (iii)) that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that any Subsidiary may merge, consolidate or amalgamate in accordance with Section 8.02(c) (and such transaction shall not constitute a breach of this Section 8.01(d)).

(e)           Maintenance of Property; Insurance. (i)  Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(f)            Inspection of Property; Books and Records; Discussions. (i)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit, after reasonable notice, representatives of any Lender (at such Lender's expense, except during the continuation of an Event of Default) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

(g)	Notices. Promptly give notice to the Administrative Agent of:
(i)	the occurrence of any Default or Event of Default;
(ii)

any (A) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (B) litigation, investigation or proceeding unrelated to any litigation, investigation or proceeding disclosed in the SEC Reports filed at least five Business Days prior to the date hereof, which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(iii)

any litigation or proceeding unrelated to any litigation or proceeding disclosed in the SEC Reports filed at least five Business Days prior to the date hereof affecting the Borrower or any of its Subsidiaries in which the amount involved is $15,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; and

(iv)	the following events, as soon as possible and in any event within

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10 days after the Borrower obtains knowledge thereof: (A) the occurrence of any ERISA Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

(h)           Environmental Laws. (i) Comply in all respects with all applicable Environmental Laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) comply and cause its Subsidiaries, the Properties, and all other activities and operations on the Properties to comply in all material respects with all applicable Environmental Laws and obtain and comply and cause its Subsidiaries to obtain and comply with and maintain and cause its Subsidiaries to maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

(i)            ERISA. Establish, maintain and operate and cause each of its Commonly Controlled Entities to establish, maintain and operate all Plans to comply in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except to the extent that failure to do so could not reasonable be expected to have a Material Adverse Effect.

(j)            Use of Proceeds. Utilize the proceeds of (i) the Tranche 1 Extensions of Credit solely to fund the costs, including capital and operation and maintenance costs, associated with environmental upgrades to the Iatan 1 Power Station, (ii) the Tranche 2 Extensions of Credit solely to fund construction of the Iatan 2 Power Station and related expenses.

(k)           Title Insurance. No later than sixty (60) days from the date hereof, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent an ALTA Loan Policy of title insurance (the "Lender's Policy") issued by a title insurance company authorized

DC1 - 221047.18

to issue title insurance policies in the State of Missouri reasonably acceptable to the Administrative Agent ("Title Company"), insuring the Collateral. When issued, the Lender's Policy shall be in form and substance reasonably acceptable to the Administrative Agent, shall contain such customary endorsements as are reasonably requested by the Administrative Agent, shall cover the Collateral, shall be in the amount of $50,000,000, shall name the Administrative Agent (and its successors and assigns) as the insured and shall insure that the Indenture of Mortgage and Deed of Trust creates and is a valid, existing and subsisting first priority lien on said Collateral, subject only to Permitted Liens. The Borrower shall deliver to Title Company such documents, instruments, certificates, affidavits, agreements or other items as is necessary or required in order for the Title Company to issue the Lender's Policy, shall comply with, satisfy and fulfill any requirements established by the Title Company as necessary or required in order for the Title Company to issue said Lender's Policy and shall execute, deliver and cause to be recorded such documents, instruments or other writings (including, if required, duplicate originals of the Indenture of Mortgage and Deed of Trust) as is necessary or required in order for the Title Company to issue said Lender's Policy. The Borrower shall be responsible for the cost and expense of said Lender's Policy and Borrower and shall pay any and all of the costs and expenses associated with the issuance of said Lender's Policy, including, but not limited to, any and all recording fees, search fees, escrow fees and the premium for said Lender's Policy.

(l)            Liens on South Harper Assets. The Borrower shall use commercially reasonable efforts to subject the assets making up the South Harper power plant and associated substation (and, in the event those facilities are deconstructed, any generation and substation facilities constructed in replacement thereof) to the Lien of the Indenture of Mortgage and Deed of Trust following the resolution of the on-going litigation involving the South Harper assets, subject to any limitations or prohibitions set forth in Contractual Obligations or any Requirements of Law.

(m)         Removal of Certain Liens. No later than the sixty (60) days from the date hereof, the Borrower shall cause to be released any Liens over the Collateral under (i) the Lien of United Missouri Bank of Kansas City, N.A., as trustee, created by that certain Indenture, dated January 1, 1946, as amended and supplemented, and (ii) the Lien of Commerce Bank of Kansas City, N.A., as trustee, created by that certain General Mortgage Indenture and Deed of Trust, dated September 15, 1988, as amended and supplemented. Upon such release, the Borrower shall promptly provide to the Trustee evidence thereof.

(n)           Perfectible Property. So long as the 2005 Series A Bond, or any bond issued to the Administrative Agent pursuant to Section 8.01(o) hereof in the event the Borrower fails to maintain the Required Ratings, is issued and outstanding and has not been terminated pursuant to paragraph 3 thereof, cause the Perfectible Property to at all times constitute substantially all of the assets and properties included in the Mortgaged Property.

(o)           Repledge of Collateral. In the event the Borrower's unsecured debt rating falls below the Required Ratings after the termination of the 2005 Series A Bond pursuant to paragraph 3 thereof, the Borrower shall take all action necessary to reinstate the Collateral by issuing to the Administrative Agent a new series of Securities under the Indenture having the same terms as the 2005 Series A Bonds and to reperfect the liens granted under the Indenture on the Mortgaged Property if necessary.

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SECTION 8.02. Negative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower shall not:

(a)           Limitation on Indebtedness and Preferred Stock. (i) Create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), or issue any Disqualified Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the covenants set forth in Section 8.03, for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been satisfied, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           Limitation on Liens. Create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any of the Collateral, whether now owned or hereafter acquired, except for Permitted Liens.

(c)           Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(i)	any Subsidiary of the Borrower may be merged or consolidated with another Subsidiary or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation);
(ii)	subject to clause (iii) below, the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to one or more Subsidiaries of the Borrower; and
(iii)

the Company may transfer the Collateral to one or more wholly-owned Subsidiaries of the Borrower, provided that upon such transfer the Liens under the Indenture of Mortgage and Deed of Trust shall continue in full force and effect and with the same priority and provided further that:

(A)	the Borrower shall have provided the Administrative Agent with no less than sixty (60) days' prior written notice of such transfer;
(B)

the Borrower shall have delivered to the Administrative Agent an opinion of the Borrower's counsel, in form and substance satisfactory to the Administrative Agent and including opinions to the effect that upon the transfer (i) the Lien under the Indenture of Mortgage and Deed of Trust shall continue in full force and effect and with the same

DC1 - 221047.18

priority, and (ii) the obligations of the Borrower under this Agreement shall remain in full force and effect, and

(C)

the Borrower shall have delivered to the Administrative Agent such other documents and certifications as the Administrative Agent may reasonably request, including copies of any filings necessary or desirable to maintain the Liens under the Indenture of Mortgage and Deed of Trust and the priority thereof.

(d)           Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, except:

(i)	for the Disposition of any Property that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;
(ii)	the sale of inventory in the ordinary course of business;
(iii)

for sales or disposition of assets (including accounts receivables) by the Borrower after the date hereof; provided however, that (A) such sale or other disposition shall be made for fair sale value on an arm's-length basis, (B) at least seventy-five percent (75%) of the purchase price therefore shall be paid in cash and such cash portion of the purchase price shall be payable at (or prior to) the time of such Disposition, (C) the Borrower uses the net cash proceeds for general corporate purposes (including debt retirement or working capital purposes) and (D) the Borrower shall comply with the Indenture of Mortgage and Deed of Trust and Section 5.03 hereof, if applicable;

(iv)

that the Borrower may cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights of way and similar rights or interests, in each case in the ordinary course of business;

(v)

that the Borrower may grant easements, ground leases or rights-of-way in, upon, over or across property or rights-of-way, provided such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held, in each case in the ordinary course of business;

(vi)	for operating leases entered into ordinary course of business;
(vii)	for any Disposition of Property that is Disposed in a sale-leaseback transaction entered into in connection with a payment-in-lieu-of-

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taxes arrangement pursuant to the Revised Statutes of Missouri, provided that if such Disposition is with respect to Collateral, such arrangement expressly allows the Property to be subject to the Liens under the Indenture of Mortgage and Deed of Trust and the Company and the Administrative Agent shall have agreed upon the applicable adjustment to be made to the denominator of the Asset to Loan Ratio as a result of such transaction; or

(viii)	for any Disposition required by a Requirement of Law.

(e)           Limitation on Investments, Loans and Advances. Make, and shall not permit any Subsidiary to make, any advance, loan, extension of credit (excluding Guarantee obligations but including any payment by a guarantor thereunder) or capital contribution to, or purchase of any Capital Stock, bonds, notes, debentures (other than bonds, notes or debentures in respect of Debt of the Borrower or any Subsidiary) or other securities of, or purchase all or a material part of a business unit or line of business of (or all or substantially all the assets of), or make any other investment in, any Person (any of the foregoing, an "Investment") except:

(i)

(A) extensions of trade credit in the ordinary course of business and (B) Investments (including reinvestments thereof by any intermediate Subsidiary) to the extent the ultimate proceeds thereof are applied to maintenance capital expenditures in the ordinary course of business and required to comply with Section 8.01(e) for merchant generation plants of any wholly-owned Subsidiary;

(ii)

the Borrower may acquire all of a material part of any domestic regulated business, provided that the aggregate principal amount of Debt incurred or assumed by the Borrower and its Subsidiaries in connection with such acquisition (together with the aggregate principal amount of Indebtedness of such acquired Person) shall not exceed fifty percent (50%) of the lesser of the fair value or cost of such acquired assets;

(iii)	the Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents (as defined in Schedule 8.02(e)(iii));
(iv)

the Borrower or any of its Subsidiaries may make reasonable travel and entertainment advances, relocation loans and payroll advances in the ordinary course of business to officers and employees of the Borrower or any such Subsidiary;

(v)	Investments of the Borrower or any Subsidiary existing on the date hereof and the receipt of any additional securities constituting payments in kind on such existing Investments;
(vi)	Investment arising out of bankruptcy of customers and suppliers;
(vii)	subject to 8.02(d), Investments consisting of non-cash

DC1 - 221047.18

consideration received in connection with sales of assets;

(viii)

Investments in wholly-owned Subsidiaries of the Borrower in furtherance of winding down or exiting of the operation of the unregulated merchant energy business or operation of the Borrower and its Subsidiaries;

(ix)

in connection with cash management and tax efficient financing of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice, Investments by the Borrower or any Subsidiary of the Borrower in the Borrower or any Subsidiary of the Borrower, provided that the proceeds thereof shall not be used to finance any capital expenditure;

(x)	other Investments of the Borrower or any Subsidiary after the date hereof of not more than $30,000,000 in the aggregate;
(xi)	Investments the Borrower or any Subsidiary is contractually obligated to make on the date hereof; and
(xii)	Investments required by a Requirement of Law.

(f)           Limitation on Restricted Payments. Declare any dividends other than dividends paid in kind on any shares of any class of Capital Stock of the Borrower, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (all of the foregoing being referred to herein as ("Restricted Payments"); except that the Borrower may make Restricted Payments on or with respect to its Capital Stock so long as, after giving effect to such Restricted Payments, no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrower's senior unsecured credit rating is at least Ba2 by Moody's and BB by S&P.

(g)           Modifications of Organizational Documents. Amend or modify its articles of incorporation or bylaws in any manner that could reasonably be expected to have a Material Adverse Effect.

(h)           Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Collateral, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business or consistent with past practice of the Borrower or such Subsidiary, as the case may be, and (iii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

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(i)            Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any Collateral which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, provided that such arrangement shall not be prohibited by this Section 8.02(i) if (i) such arrangement is entered into in connection with a payment-in-lieu-of-taxes arrangement pursuant to the Revised Statutes of Missouri, (ii) such arrangement expressly allows the Property to be subject to the Liens under the Indenture of Mortgage and Deed of Trust, (iii) the Company and the Administrative Agent shall have agreed upon the applicable adjustment to the denominator of the Asset to Loan Ratio as a result of such transaction, and (iv) a Responsible Officer of the Borrower has certified no fewer than thirty (30) days prior to the entry into such transaction that the Asset to Loan Ratio immediately following entry into such transaction will be greater than 2.00 to 1.

(j)            Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

(k)           Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that (i) prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, other than (x) this Agreement and the other Loan Documents, (y) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (z) any restriction in effect on the date hereof or (ii) contains covenants more restrictive than the covenants in this Section 8.02, unless the Borrower offers to amend this Agreement, concurrently with the effectiveness of such other agreement, to provide covenants under this Agreement equivalent to the more restrictive covenants under such other agreement for so long as such more restrictive covenants remain in effect under such other agreement.

(l)            Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or any Permitted Business.

(m)         Limitation on Release from Liens. Cause or permit the Liens of the Indenture of Mortgage and Deed of Trust, upon any assets, to be released if such release would cause a breach by the Borrower of Section 8.03(d).

(n)           Limitation on Hedging Arrangements. Enter into any hedging arrangements, other than (i) in the ordinary course of business to hedge or mitigate risks to such which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes, or (ii) Hedge Agreements.

DC1 - 221047.18

SECTION 8.03. Financial Covenants.

(a)           Maximum Leverage. The Borrower shall not permit the ratio of (i) Debt to (ii) Total Capital, determined as of the last day of each fiscal quarter, to exceed (x) for the period from the Closing Date until September 30, 2008, 0.75 to 1; (y) for the period from October 1, 2008 until September 30, 2009, 0.70 to 1; and (z) thereafter, 0.65 to 1.

(b)           Consolidated Interest Coverage Ratio. The Borrower shall not permit the ratio of (i) EBITDA to (ii) Consolidated Interest Expense, determined as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ended as of such last day, to be less than (v) for the period from the Closing Date until September 30, 2006, 1.2 to 1; (w) for the period from October 1, 2006 until September 30, 2007, 1.3 to 1; (x) for the period from October 1, 2007 until September 30, 2008, 1.4; to 1; (y) for the period from October 1, 2008 until September 30, 2009, 1.6; to 1, and (z) thereafter, 1.8 to 1.

(c)           Leverage Ratio. The Borrower shall not permit the ratio of (a)  Debt, as determined as of the last day of each fiscal quarter, to (b)  EBITDA, as of such last day of each fiscal quarter for the period of four consecutive fiscal quarters ended as of such last day, to exceed (v) for the period from the Closing Date until September 30, 2006, 7.75 to 1; (w) for the period from October 1, 2006 until September 30, 2007, 7.5 to 1; (x) for the period from October 1, 2007 until September 30, 2008, 6.0 to 1; (y) for the period from October 1, 2008 until September 30, 2009, 5.5 to 1, and (z) thereafter, 5.0 to 1.

(d)           Asset to Loan Ratio. So long as the 2005 Series A Bond, or any bond issued to the Administrative Agent pursuant to Section 8.01(o) hereof in the event the Borrower fails to maintain the Required Ratings, is issued and outstanding and has not been terminated pursuant to paragraph 3 thereof, the Borrower shall not permit the Asset to Loan Ratio be less than 2.00 to 1 as of the last day of each fiscal quarter.

ARTICLE IX

DEFAULTS

SECTION 9.01. Events of Default. If any of the following events shall occur and be continuing, the Administrative Agent and the Lenders shall be entitled to exercise the remedies set forth in Section 9.02:

(a)           The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

DC1 - 221047.18

(c)           The Borrower shall default in the observance or performance of any agreement contained in clause (A) or (B) of Section 8.01(d)(i), Section 8.01(g)(i), Section 8.02 or Section 8.03; or

(d)           The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of notice thereof being provided by the Administrative Agent or the Required Lenders or discovery thereof by a Responsible Officer; or

(e)           The Borrower or any of its Significant Subsidiaries shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantees, but excluding the Loans) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable (collectively, "Payment Amounts"); provided, that a default, event or condition described in this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this paragraph (e) shall have occurred and be continuing with respect to Indebtedness and/or Payment Amounts the outstanding principal amount of which exceeds in the aggregate $40,000,000; or

(f)            (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or

DC1 - 221047.18

indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) any ERISA Event shall occur, (iv) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Borrower or any of its Significant Subsidiaries involving for the Borrower and its Significant Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $40,000,000 or more, and none of such judgments or decrees shall have been vacated, discharged, stayed, paid or bonded pending appeal within 60 days from the entry thereof to reduce such amount to less than $40,000,000; or

(i)            Any of the Loan Documents or the Indenture of Mortgage and Deed of Trust (or any security documents executed in connection therewith) shall cease for any reason to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert; or any Lien created by any of the Loan Documents or the Indenture of Mortgage and Deed of Trust (or any security documents executed in connection therewith) shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            Any Event of Default under (and as defined in) the Indenture of Mortgage and Deed of Trust shall occur; or

(k)	Any Change of Control shall occur; or

(l)            At any time the Issuing Bank shall have been served with or otherwise subjected to a court order, injunction, or other process or decree issued or granted at the instance of the Borrower restraining or seeking to restrain the Issuing Bank from paying any amount under any Letter of Credit issued by it and either (i) there has been a drawing under such Letter of Credit which the Issuing Bank would otherwise be obligated to pay or (ii) the stated expiration date or any reduction of the stated amount of such Letter of Credit has occurred but the right of the beneficiary to draw thereunder has been extended to a date after the Letter of Credit Expiration Date in connection with the pendency of the related court action or proceeding.

SECTION 9.02. Remedies. If any Event of Default has occurred and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the

DC1 - 221047.18

Required Lenders, upon written notice to the Borrower pursuant to Section 11.02 (i) declare the Commitments and the obligation of each Lender to make or Convert Loans (other than Loans under Section 4.03(b)) and of the Issuing Bank to issue a Letter of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the principal amount outstanding hereunder, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the principal amount outstanding hereunder, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and/or (iii) require the Borrower to pay immediately to the Administrative Agent an amount equal to the aggregate LC Outstandings, to be held by the Administrative Agent (for its benefit and the benefit of the Issuing Bank and the Lenders) as cash collateral securing LC Outstandings and the Borrower's reimbursement obligations with respect thereto; provided, however, upon the occurrence of any Event of Default specified in Section 9.01(f) with respect to the Borrower, (A) the Commitments and the obligation of each Lender to make Loans and of the Issuing Bank to issue any Letter of Credit shall automatically be terminated, (B) the principal amount outstanding hereunder, all such interest and all such amounts shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and (C) the Borrower shall pay immediately to the Administrative Agent an amount equal to the aggregate LC Outstandings, to be held by the Administrative Agent (for its benefit and the benefit of the Issuing Bank and the Lenders) as cash collateral securing LC Outstandings and the Borrower's reimbursement obligations with respect thereto. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Section 9.02 shall affect (1) the obligation of the Issuing Bank to make any payment under any Letter of Credit issued by the Issuing Bank in accordance with the terms of such Letter of Credit or (2) the participatory interest of each Lender in each such payment.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action.

(a)           Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)           Any Lender serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

DC1 - 221047.18

(c)           The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent (in such capacity) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by any Affiliate of the Administrative Agent in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender (in which case the Administrative Agent shall promptly give a copy of such written notice to the Lenders and the Issuing Bank). The Administrative Agent shall not be responsible to any of the Lenders or the Issuing Bank for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

(e)           The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding subsections of this Section 10.01 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to

DC1 - 221047.18

their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)           Subject to the appointment and acceptance of a successor Administrative Agent as provided in this subsection (f), the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, and shall not be required upon the occurrence and during the continuance of an Event of Default), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a Lender or an Affiliate of a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)           Each Lender acknowledges that it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h)          Subject to the prior appointment of a successor Administrative Agent (with the prior written consent of the Borrower so long as no Event of Default has occurred and is continuing), the Required Lenders may replace the Administrative Agent in the event that the Administrative Agent has breached its material obligations hereunder.

SECTION 10.02. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective Percentages of the Lenders, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document (other than the Fee Letter) or any action taken or omitted by the Administrative Agent under this Agreement or any other Loan Document (other than the Fee Letter), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties,

DC1 - 221047.18

actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct, as determined by the final and nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, syndication, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document (other than the Fee Letter) to the extent that the Administrative Agent is entitled to reimbursement for such expenses pursuant to Section 11.04 but is not reimbursed for such expenses by the Borrower.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive, modify or eliminate any of the conditions specified in Article VI, (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (iii) reduce the principal of, or interest on, any Loan, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.02(c)), (iv) extend the Credit Termination Date or the Letter of Credit Expiration Date or postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.02(c)), (v) change the definition of "Required Lenders" contained in Section 1.01 or change any other provision that specifies the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, (vii) so long as the 2005 Series A Bond, or any bond issued to the Administrative Agent pursuant to Section 8.01(o) hereof in the event the Borrower fails to maintain the Required Ratings, is issued and outstanding and has not been terminated pursuant to paragraph 3 thereof, take any action that would result in the 2005 Series A Mortgage Bond no longer being secured equally and ratably with all other securities issued and outstanding under the Indenture of Mortgage and Deed of Trust or no longer being secured by direct and valid, duly perfected Liens on and security interests in the Mortgaged Property (as defined in the Indenture of Mortgage and Deed of Trust), subject only to the prior Lien of the Indenture of Mortgage and Deed of Trust and to Permitted Liens, (viii) release the 2005 Series A Mortgage Bond, except pursuant to the terms thereof, or change any provision of the 2005 Series A Mortgage Bond providing for the release of the 2005 Series A Mortgage Bond, except as permitted under the Indenture of Mortgage and Deed of Trust, or (ix) amend, waive or modify this Section 11.01; and provided, further, that no amendment, waiver or consent shall, unless in

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writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Bank under this Agreement or any other Loan Document. Any request from the Borrower for any amendment, waiver or consent under this Section 11.01 shall be addressed to the Administrative Agent. The Administrative Agent, as holder of the 2005 Series A Mortgage Bond, will not consent to any amendment or other modification of the Indenture of Mortgage and Deed of Trust that requires the consent of holders of all securities issued thereunder, without the consent of each Lender.

SECTION 11.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, (i) if to the Borrower, at its address at 20 West Ninth Street, Kansas City, Missouri 64105, Attention: Treasurer (Telecopy No. (816) 467-3591); (ii) if to any Issuing Bank, at its address specified in Schedule 1.01B; (iii) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; and (iv) if to the Administrative Agent, at its address at 445 South Figueroa Street, Los Angeles, California 90071, Attention: Susan Johnson (Telecopy No. (213) 236-4096); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after being deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III, or X shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement, the Promissory Notes or any other Loan Document or of any Exhibit hereto and thereto to be executed and delivered hereunder and thereunder shall be effective as delivery of a manually executed counterpart thereof. Electronic mail and internet websites may only be used to distribute routine information such as financial statements and other information as provided in Sections 8.01(a), (b) and (g) and to distribute this Agreement and the other Loan Documents for execution by the parties thereto, and may not be used for any other purpose, except as agreed to by the Administrative Agent.

SECTION 11.03. No Waiver of Remedies. No failure on the part of the Borrower, any Lender, the Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04. Costs, Expenses and Indemnification. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, execution and delivery of the Loan Documents and any proposed modification, amendment, waiver or consent relating to any Loan Document, including the reasonable fees and disbursements of external counsel to the

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Administrative Agent with respect thereto and with respect to the administration of, and advising the Administrative Agent as to its rights and responsibilities under, this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and each Lender (including the fees and disbursements of external counsel to the Administrative Agent and counsel for each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder.

(b)           The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnified Person") against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any external counsel for any Indemnified Person (whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding), incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan, Letter of Credit or other Extension of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Borrower or any of its Affiliates, or any Environmental Liability related in any way to the Borrower or any of its Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of such Indemnified Person. Each party to this Agreement agrees not to assert any claim for special, indirect, consequential or punitive damages against any other party hereto or any of its Affiliates, or any of its officers, directors, employees, agents and controlling persons, on any theory of liability, arising out of or otherwise relating to the Promissory Notes, this Agreement, any other Loan Document or any other documents related thereto, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c)           The Borrower's obligations under this Section 11.04 shall survive the repayment of all amounts owing to the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 11.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law, which contribution shall in any event not exceed the amount that the Borrower would otherwise have been obligated to pay under this Section 11.04.

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SECTION 11.05. Right of Set-off. (a)  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.02 to authorize the Administrative Agent to declare the principal amount outstanding hereunder to be due and payable pursuant to the provisions of Section 9.02, each Lender and Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower to such Lender or the Issuing Bank (as the case may be) existing under any Loan Document and any Promissory Notes held by such Lender, as the case may be, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under such Loan Document or such Promissory Notes, as the case may be, and although such obligations may be unmatured; provided, however, that UBOC shall not (in any capacity hereunder) be permitted to set off and apply any amounts on deposit with it in connection with the financing of the Borrower's receivables or otherwise deposited with Union Bank acting as trustee (other than as Trustee under the Indenture of Mortgage and Deed of Trust). Each Lender and Issuing Bank agrees to notify promptly the Borrower after any such set-off and application made by such Lender or the Issuing Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and Issuing Bank under this Section 11.05 are in addition to other rights and remedies (including other rights of set-off) which such Lender and Issuing Bank may have. Notwithstanding the foregoing, no Lender may exercise any right of set-off pursuant to this Section or under applicable law and apply such set-off to any portion of the Obligations without the prior written consent of the Required Lenders.

(b)           The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender for the Administrative Agent's or such Lender's, as the case may be, gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of the Administrative Agent or any other Lender, and the Administrative Agent shall be liable for any such conduct on the part of any Lender.

SECTION 11.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 11.07. Assignments and Participation. (a) Each Lender may, with the consent of the Borrower, the Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld or delayed and, in the case of the Borrower, shall not be required if an Event of Default has occurred and is continuing), assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the other Loan

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Documents (including all or a portion of its Commitment, the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the aggregate amount of such Lender's Commitment and $5,000,000 and increments of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties (other than the Borrower) to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Promissory Notes subject to such assignment and a processing and recordation fee (payable by the assigning Lender or such assignee) of $4,000; and provided further, however, that the consent of the Borrower, the Administrative Agent and the Issuing Bank shall not be required for any assignments by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof (or such earlier date acceptable to the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an Eligible Assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that the limitation set forth in clause (iii) above shall not apply if an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all Loans to be, or all Loans shall have automatically become, immediately due and payable hereunder. Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Loans owing to it to any Affiliate of such Lender. No such assignment, other than to an Eligible Assignee in accordance with this Section 11.07, shall release the assigning Lender from its obligations hereunder.

(b)           By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 7.01(a) of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any

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other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee (unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all Loans to be immediately due and payable hereunder, in which case no such confirmation is necessary); (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c)           The Administrative Agent shall maintain at its address referred to in Section 11.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Promissory Notes subject to such assignment, the processing and recordation fee referred to in subsection (a) above and any written consent to such assignment required by subsection (a) above, the Administrative Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit C, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. New and/or replacement Promissory Notes payable to the assignee and the assigning Lender (if the assigning Lender assigned less than all of its rights and obligations hereunder) shall be issued upon request pursuant to Section 3.01(d), and shall be dated the effective date of such Lender Assignment.

(e)           Each Lender may sell participations to one or more banks or other financial institutions (a "Participant") in or to all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Promissory Notes for all purposes of this Agreement, and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not,

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without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (f) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.04 and 5.06 (and subject to the related obligations under such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) above. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 11.05(a) as though it were a Lender, provided such Participant agrees to be subject to Section 5.05 as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 5.04 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.06 as though it were a Lender.

(g)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.07, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that (i) prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree, in accordance with the terms of Section 11.08, to preserve the confidentiality of any Confidential Information received by it from such Lender and (ii) such Lender agrees to notify promptly the Borrower of the names of the recipients of such Confidential Information, provided, however, that the failure to notify the Borrower shall impose no additional or independent liability upon such Lender.

(h)           If any Lender (or any Participant to which such Lender has sold a participation) shall make any demand for payment under Section 5.04(a) or (c), then within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower), the Borrower may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Default or Event of Default shall then have occurred and be continuing, demand that such Lender assign, at the sole cost and expense of the Borrower, in accordance with this Section 11.07 to one or more Eligible Assignees designated by the Borrower, all (but not less than all) of such Lender's Commitment and the Loans owing to it within the period ending on the later to occur of (x) the last day of the 30-day period described above and (y) the last day of the longest of the then current Interest Periods for such Loans. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender's Commitment or Loans, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (1) shall agree to such assignment by entering into a Lender Assignment with such Lender and (2) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under any Promissory Notes made by the Borrower to such Lender,

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whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above, and payable by the Borrower as a condition to the Borrower's right to demand such assignment) or otherwise (including, without limitation, to the extent not paid by the Borrower, any payments required pursuant to Section 5.04(b)). Notwithstanding anything set forth above in this subsection (h) to the contrary, the Borrower shall not be entitled to compel the assignment by any Lender demanding payment under Section 5.04(a) of its Commitment and Loans if, prior to or promptly following any such demand by the Borrower, such Lender shall have changed or shall change, as the case may be, its Applicable Lending Office for its Eurodollar Rate Loans so as to eliminate the further incurrence of such increased cost. In furtherance of the foregoing, any such Lender demanding payment or giving notice as provided above agrees to use reasonable efforts to so change its Applicable Lending Office if, to do so, would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons.

(i)            Anything in this Section 11.07 to the contrary notwithstanding, any Lender may (with notice to the Borrower and the Administrative Agent) assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(j)            Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) nothing herein shall excuse any Granting Lender from its obligations hereunder. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each Lender hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection (j), any SPC may, with prior notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by an SPC at the time of such amendment. Notwithstanding the foregoing provisions of this subsection, (1) an SPC shall not be deemed to be a Lender or a

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Participant and shall have no rights under this Agreement except as provided in this subsection (j), and in particular, but not by way of limitation, shall have no rights to compensation for increased costs pursuant to Article III or Section 5.04 or 5.06, (2) the Granting Lender's obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (3) the Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (4) the Granting Lender shall remain the holder of any Promissory Notes for all purposes of this Agreement, (5) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with the Granting Lender in connection with such Granting Lender's rights and obligations under this Agreement, and (6) the Granting Lender shall indemnify and hold the Borrower harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred or shall arise as a result of any grant to an SPC contemplated hereunder.

SECTION 11.08. Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Administrative Agent, the Issuing Bank and the Lenders (each, a "Recipient") written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (a) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (b) subsequently becomes publicly available other than through any act or omission by the Recipient or (c) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as "Confidential Information"). The Recipient will not disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with its Affiliates or with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such Affiliate's or prospective participant's or assignee's (as the case may be) entering into an agreement as to confidentiality similar to this Section 11.08. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process, (iii) otherwise as required by law, or (iv) in order to protect such Recipient's interests or its rights or remedies hereunder or under the other Loan Documents; in the event of any required disclosure under clause (ii), (iii) or (iv), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent not prohibited by law.

SECTION 11.09. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY

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ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 11.10. Governing Law; Submission to Jurisdiction. This Agreement and the Promissory Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Lenders, the Issuing Bank and the Administrative Agent each (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION 11.11. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto. The Borrower hereby acknowledges that none of the Administrative Agent, the Issuing Bank nor the Lenders has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Issuing Bank and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor.

SECTION 11.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including facsimile counterparts), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

SECTION 11.13. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates pursuant hereto shall be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the Lenders and shall survive the making by the Lenders of the Extensions of Credit and the execution and delivery to the Lenders of any Promissory Notes evidencing the Extensions of Credit and shall continue in full force and effect so long as any Promissory Note or any amount due hereunder or under any other Loan Document is outstanding and unpaid, any Letter of Credit is outstanding, or any Commitment of any Lender has not been terminated.

SECTION 11.14. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and

DC1 - 221047.18

other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AQUILA, INC.

By /s/ Randy Miller

Name: Randy Miller

Title: Vice President, Finance & Treasurer

UNION BANK OF CALIFORNIA, N.A.,

as Administrative Agent, Sole Lead Arranger, Issuing Bank and a Lender

By /s/ Susan K. Johnson

Name: Susan K. Johnson

Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By /s/ Simon Duncan

Name: Simon Duncan

Title: Manager - Operations

ALLIED IRISH BANKS, P.L.C.

By /s/ Robert F. Moyle

Name: Robert F. Moyle

Title: Vice President

By /s/ Vaughn Buck

Name: Vaughn Buck

Title: Senior Vice President

COMMERZBANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES, as a lender

By /s/ Andrew Campbell

Name: Andrew Campbell

Title: Senior Vice President

By /s/ Andrew Kjoller

Name: Andrew Kjoller

Title: Vice President

ING CAPITAL LLC

By /s/ Stephen E. Fischer

Name: Stephen E. Fischer

Title: Managing Director

By /s/ Els Blomme

Name: Els Blomme

Title: Associate

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH

By /s/ David Dodd

Name: David Dodd

Title: Vice President

By /s/ Gregory S. Richards

Name: Gregory S. Richards

Title: Associate

ERSTE BANK DER OESTERREICHISCHEN
SPARKASSEN AG

By /s/ Bryan J. Lynch

Name: Bryan J. Lynch

Title: First Vice President

By /s/ Patrick W. Kunkel

Name: Patrick W. Kunkel

Title: Director ERSTE BANK NEW YORK BRANCH

LEHMAN COMMERCIAL PAPER INC.

By /s/ Frank P. Turner

Name: Frank P. Turner

Title: Vice President

CITICORP USA, INC.

By /s/ Stuart Glen

Name: Stuart Glen

Title: Director

CREDIT INDUSTRIEL ET COMMERCIAL

By /s/ Jean-Bruno DUFOUR

Name: Jean-Bruno DuFour

Title: CIC Project Finance

By /s/ Daniel Staffelbach

Name: Daniel Staffelbach

Title: Associate

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DC1 - 221047.18